Exhibit 10.1

CREDIT AGREEMENT

Dated as of March 21, 2017

among

CERTAIN SUBSIDIARIES OF RUSH ENTERPRISES, INC.,

each as a Borrower,

rush enterprises, inc.,

as Borrower Agent and a Guarantor,

EACH OTHER GUARANTOR FROM TIME TO TIME PARTY HERETO,

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

and

BMO HARRIS BANK N.A.,

as Administrative Agent, Letter of Credit Issuer and Swing Line Lender

BMO Capital Markets,

as Arranger and Book Runner

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	1

1.02	Other Interpretive Provisions	41

1.03	GAAP	41

1.04	Uniform Commercial Code	42

1.05	Rounding	42

1.06	Times of Day	42

1.07	Letter of Credit Amounts	42

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Loan Commitments	42

2.02	Borrowings, Conversions and Continuations of Loans	44

2.03	Letters of Credit	45

2.04	Swing Line Loans	52

2.05	Repayment of Loans	54

2.06	Prepayments	54

2.07	Termination or Reduction of Commitments	56

2.08	Interest	56

2.09	Fees	57

2.10	Computation of Interest and Fees	58

2.11	Evidence of Debt	58

2.12	Payments Generally; the Administrative Agent’s Clawback	59

2.13	Sharing of Payments by Lenders	60

2.14	Settlement Among Lenders	61

2.15	Nature and Extent of Each Borrower’s Liability	62

2.16	Cash Collateral	64

2.17	Defaulting Lenders	65

2.18	Increase in Revolving Credit Commitments	67

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	69

3.02	Illegality	72

3.03	Inability to Determine Rates	73

3.04	Increased Costs; Reserves on LIBOR Loans	73

3.05	Compensation for Losses	75

i

3.06	Mitigation Obligations; Replacement of Lenders	75

3.07	Survival	75

ARTICLE IV
SECURITY AND ADMINISTRATION OF COLLATERAL

4.01	Security	76

4.02	Collateral Administration	76

4.03	After Acquired Property; Further Assurances	77

4.04	Cash Management	78

ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Conditions of Initial Credit Extension	80

5.02	Conditions to all Credit Extensions	82

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.01	Corporate Existence; Compliance with Law; Line of Business	83

6.02	Loan	83

6.03	Ownership of Group Members	84

6.04	Financial Statements	84

6.05	Material Adverse Effect	84

6.06	Solvency	84

6.07	Litigation	84

6.08	Taxes	84

6.09	Margin Regulations	85

6.10	No Burdensome Obligations; No Defaults	85

6.11	Investment Company Act; Public Utility Holding Company Act	85

6.12	Full Disclosure	85

6.13	Anti-Terrorism Laws and Foreign Asset Control Regulations	85

6.14	Collateral	86

ARTICLE VII
AFFIRMATIVE COVENANTS

7.01	Financial Statements; Other Information	87

7.02	Other Events	89

7.03	Copies of Notices and Reports	90

7.04	Other Information	90

7.05	Maintenance of Corporate Existence	90

7.06	Compliance with Laws, Etc.	90

7.07	Payment of Obligations	91

7.08	Maintenance of Property	91

7.09	Maintenance of Insurance	91

7.10	Keeping of Books	91

7.11	Access to Books and Property	92

7.12	Use of Proceeds	92

7.13	Future Borrowers	93

ARTICLE VIII NEGATIVE COVENANTS

8.01	Indebtedness	93

8.02	Liens	95

8.03	Investments	97

8.04	Fundamental Changes	97

8.05	Dispositions	97

8.06	Restricted Payments	99

8.07	Change in Nature of Business	99

8.08	Transactions with Affiliates	99

8.09	Prepayment of Indebtedness; Amendments to Indebtedness	100

8.10	Modification of Certain Documents; Change in Name, Jurisdiction of Organization, Location, Etc.	100

8.11	Accounting Changes; Fiscal Year	100

8.12	Margin Regulations	101

8.13	Financial Covenants	101

8.14	Anti-Money Laundering and Terrorism Laws and Regulations	101

8.15	Economic Sanctions Laws and Regulations	102

8.16	Burdensome Agreements	102

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default	102

9.02	Remedies Upon Event of Default	105

9.03	Application of Funds	105

ARTICLE X ADMINISTRATIVE AGENT

10.01	Appointment and Authority	107

10.02	Rights as a Lender	107

10.03	Exculpatory Provisions	107

10.04	Reliance by the Administrative Agent	108

10.05	Delegation of Duties	108

10.06	Resignation of the Administrative Agent	109

10.07	Non-Reliance on the Administrative Agent and Other Lenders	109

10.08	No Other Duties, Etc	109

10.09	The Administrative Agent May File Proofs of Claim	110

10.10	Collateral Matters	110

10.11	Other Collateral Matters	111

10.12	Credit Product Providers and Credit Product Arrangements	111

ARTICLE XI MISCELLANEOUS

11.01	Amendments, Etc	112

11.02	Notices; Effectiveness; Electronic Communication	115

11.03	No Waiver; Cumulative Remedies	117

11.04	Expenses; Indemnity; Damage Waiver	118

11.05	Marshalling; Payments Set Aside	120

11.06	Successors and Assigns	120

11.07	Treatment of Certain Information; Confidentiality	123

11.08	Right of Setoff	124

11.09	Interest Rate Limitation	125

11.10	Counterparts; Integration; Effectiveness	125

11.11	Survival	125

11.12	Severability	126

11.13	Replacement of Lenders	126

11.14	Governing Law; Jurisdiction; Etc	126

11.15	Waiver of Jury Trial	127

11.16	Electronic Execution of Assignments and Certain Other Documents	128

11.17	USA PATRIOT Act Notice	128

11.18	No Advisory or Fiduciary Responsibility	128

11.19	Attachments	128

11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	129

ARTICLE XII CONTINUING GUARANTY

12.01	Guarantee of the Obligations	129

12.02	Rights of Lenders	129

12.03	Certain Waivers	130

12.04	Obligations Independent	130

12.05	Subrogation	130

12.06	Termination; Reinstatement	130

12.07	Subordination	130

12.08	Stay of Acceleration	131

12.09	Condition of Borrowers	131

12.10	Keepwell	131

12.11	Limitation	131

SIGNATURES

v

SCHEDULES

1.01	Immaterial Subsidiaries
2.01	Commitments and Applicable Percentages
5.01	Good Standing and Foreign Qualification Jurisdictions
6.02(a)	Consents and Approvals
6.03	Group Members
8.01	Existing Indebtedness
8.02	Existing Liens
8.03	Existing Investments
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A	Committed Loan Notice
B	Revolving Credit Loan Note
C	Swing Line Loan Notice
D	Compliance Certificate
E	Security Agreement
F	Borrowing Base Certificate
G	Joinder Agreement (Additional Commitment Lender)
H	Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of March 21, 2017, among Rush Truck Centers of Alabama, Inc., Rush Truck Centers of Arizona, Inc., Rush Truck Centers of California, Inc., Rush Medium Duty Truck Centers of Colorado, Inc., Rush Truck Centers of Colorado, Inc., Rush Truck Centers of Florida, Inc., Rush Truck Centers of Georgia, Inc., Rush Truck Centers of New Mexico, Inc., Rush Truck Centers of Oklahoma, Inc., Rush Truck Centers of Tennessee, Inc., Rush Truck Centers of North Carolina, Inc., Rush Truck Centers of Idaho, Inc., Rush Truck Centers of Utah, Inc., Rush Truck Centers of Ohio, Inc., Rush Truck Centers of Kansas, Inc., Rush Truck Centers of Missouri, Inc., Rush Truck Centers of Virginia Inc., Rush Truck Centers of Indiana Inc., Rush Truck Centers of Illinois Inc., Rush Truck Centers of Nevada, Inc., Rush Truck Centers of Kentucky, Inc., RIG TOUGH, INC., LOS CUERNOS, INC., AIRUSH, INC., RUSH TRUCK LEASING, INC. AND RUSH ADMINISTRATIVE SERVICES, INC., each a Delaware corporation, Rush Truck Centers of Texas, L.P., a Texas limited partnership (collectively, the “Initial Borrowers” and, together with each other Person that executes a joinder agreement and becomes a “Borrower” hereunder, collectively, the “Borrowers” and each individually, a “Borrower”), Rush Enterprises, Inc., a Texas corporation (“Holdings”), EACH OTHER GUARANTOR FROM TIME TO TIME PARTY HERETO, EACH LENDER FROM TIME TO TIME PARTY HERETO (collectively, the “Lenders” and individually, a “Lender”), and BMO HARRIS BANK N.A., as Administrative Agent, Swing Line Lender and Letter of Credit Issuer.

Preliminary Statements

A.         The Borrowers have requested that Lenders, the Swing Line Lender and the Letter of Credit Issuer provide certain credit facilities to the Borrowers to finance their mutual and collective business enterprise.

B.          Lenders are willing to provide the credit facilities on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01     Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means “accounts” as defined in the UCC.

“Account Debtor” means any Person who is or may become obligated under or on account of any Account, Contractual Obligation, Chattel Paper or General Intangible.

“ACH” means automated clearing house transfers.

“Acquisition” means the acquisition of (a) a controlling equity or other ownership interest in another Person, whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Additional Commitment Lender” has the meaning specified in Section 2.18(c).

“Administrative Agent” means BMO Harris Bank N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower Agent and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Credit Party shall be an Affiliate of any Borrower. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Indemnitee” has the meaning specified in Section 11.04(c).

“Agent Indemnitee Liabilities” has the meaning specified in Section 11.04(c).

“Aggregate Revolving Credit Commitments” means, as at any date of determination thereof, the sum of all Revolving Credit Commitments of all Lenders at such date.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 2.15(c)(ii).

“Anti-Corruption Laws” shall have the meaning specified in Section 6.13.

“Anti-Money Laundering Laws” shall have the meaning specified in Section 8.14.

“Applicable Margin” means with respect to any Type of Loan, the percentages per annum set forth below, as based upon the Average Total Revolving Credit Outstandings for the immediately preceding Fiscal Quarter:

Level	Average Total Revolving Credit Outstandings (as a percentage of Aggregate Revolving Credit Commitments)	LIBOR Revolving Credit Loans	Base Rate Revolving Credit Loans
I	< 66.67%	1.50%	0.50%
II	> 66.67%	1.65%	0.65%

From the Closing Date until March 31, 2017, margins shall be determined as if Level I were applicable. Thereafter, any increase or decrease in the Applicable Margin resulting from a change in Average Total Revolving Credit Outstandings shall become effective as of the first day of each Fiscal Quarter, based upon Average Total Revolving Credit Outstandings for the immediately preceding Fiscal Quarter.

“Applicable Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by the amount of the Revolving Credit Commitment of such Revolving Credit Lender at such time; provided that if the Aggregate Revolving Credit Commitments have been terminated at such time, then the Applicable Percentage of each Revolving Credit Lender shall be the Applicable Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility, a Lender that has a Commitment with respect to the Revolving Credit Facility or holds a Loan under the Revolving Credit Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the Letter of Credit Issuer and (ii) if any Letters of Credit have been issued, the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding, the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BMO Capital.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Assumed Indebtedness” means Indebtedness of a Person which is (a) in existence at the time such Person becomes a Subsidiary or (b) assumed in connection with an Investment in or Acquisition of such Person, and which, in each case, (i) has not been incurred or created in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary, (ii) only such Person (or its Subsidiaries so acquired) are obligors with respect to such Indebtedness, (iii) such Indebtedness is not a revolving loan facility and (iv) such Indebtedness is not secured by any Liens on working capital assets.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability” means the lesser of:

(a)         the Aggregate Revolving Credit Commitments minus the Line Reserve minus Total Revolving Credit Outstandings; and

(b)         the Borrowing Base minus Total Revolving Credit Outstandings.

In calculating Availability at any time and for any purpose under this Agreement, the Borrower Agent, on behalf of the Borrowers, shall certify to the Administrative Agent that all accounts payable and Taxes, other than those being Properly Contested, are being paid on a timely basis and consistent with past practices (absent which the Administrative Agent may, subject to the proviso in the last sentence of Section 2.01(a), establish a Reserve therefor).

“Availability Period” means the period from the Closing Date to the Revolving Credit Termination Date.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Credit Judgment as being appropriate (a) to reflect the impediments to the Administrative Agent’s ability to realize upon the Collateral consisting of Eligible Parts Inventory or Eligible Company Vehicles, (b) to reflect sums that any Loan Party may be required to pay under any Section of this Agreement or any other Loan Document (including taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (c) to reflect amounts for which claims may be reasonably expected to be asserted against the Collateral, the Administrative Agent or the Lenders or (d) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on: (i) Rent and Charge Reserves; (ii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other Taxes which might have priority over the interests of the Administrative Agent in the Collateral; (iii) salaries, wages and benefits due to employees of any Loan Party (including amounts for employee wage claims for earned wages, vacation pay, health care reimbursements and other amounts due under Wisconsin wage lien law, Wis. Stat 109.01, et seq., or any similar state or local law); (iv) any liabilities that are or may become secured by Liens on the Collateral (including Permitted Liens) which might have priority over the Liens or interests of the Administrative Agent in the Collateral; (v) Credit Product Reserves; and (vi) reserves with respect to the salability of Eligible Parts Inventory or which reflect such other factors as affect the market value of the Eligible Parts Inventory, including obsolescence, seasonality, Shrink, vendor chargebacks, imbalance, change in Inventory character, composition or mix, markdowns and out of date and/or expired Inventory.

“Average Availability” means for any period, the average daily amount of Availability during such period.

“Average Total Revolving Credit Outstandings” means, for any period, the average daily amount of Total Revolving Credit Outstandings during such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest announced by BMO from time to time as its prime rate for such day (with any change in such rate announced by BMO taking effect at the opening of business on the day specified in the public announcement of such change); (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the LIBOR Rate then in effect plus 1.00%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Credit Loan” means a Revolving Credit Loan that is a Base Rate Loan.

“Blocked Person” shall have the meaning specified in Section 6.13.

“BMO” means BMO Harris Bank N.A.

“BMO Capital” means BMO Capital Markets.

“Borrower Agent” has the meaning specified in Section 2.15(f).

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.01.

“Borrowing” means any of (a) a Revolving Credit Borrowing or (b) a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount up to:

(a)     the Cost of Eligible Parts Inventory subject to a Repurchase Agreement multiplied by 85%; plus

(b)     the Cost of Eligible Parts Inventory not subject to a Repurchase Agreement multiplied by 60%; plus

(c)     the least of (i) the net book value of Eligible Company Vehicles multiplied by 85%, (ii) the NOLV of Eligible Company Vehicles multiplied by 85% and (iii) $25,000,000; minus

(d)     the amount of all Availability Reserves.

The term “Borrowing Base” and the calculation thereof shall not include any assets or property acquired in an Acquisition or otherwise outside the Ordinary Course of Business unless (x) if so required by the Administrative Agent, the Administrative Agent has conducted Field Exams and appraisals reasonably required by it (with results reasonably satisfactory to the Administrative Agent) and (y) the Person owning such assets or property shall be a (directly or indirectly) wholly-owned Domestic Subsidiary of Holdings and have become a Borrower.

“Borrowing Base Certificate” means a certificate, in the form of Exhibit F hereto and otherwise reasonably satisfactory to Administrative Agent, by which Borrowers certify calculation of the Borrowing Base.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any interest rate settings as to a LIBOR Loan, any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, (a) for the benefit of one or more of the Letter of Credit Issuer or the Revolving Credit Lenders, as collateral for Letter of Credit Obligations or obligations of the Revolving Credit Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer or (b) for the benefit of the Administrative Agent, as collateral for Protective Advances or Swing Line Loans that have not been refunded by the Revolving Credit Lenders, cash or deposit account balances or, if the Administrative Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent or (c) for the benefit of the Credit Parties during the continuance of an Event of Default or in connection with the Payment in Full of the Obligations, as collateral for any Obligations that are due or may become due, cash or deposit account balances or, if the Administrative Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of property, to the extent owned by Holdings or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Instruments):

(a)        cash, denominated in Dollars;

(b)       readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody’s;

(c)        commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s nor S&P shall be rating such obligations;

(d)       insured certificates of deposit or bankers’ acceptances of, or time deposits with, any Lender or any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) above, (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $500,000,000;

(e)        readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve months following the date of issuance thereof and rated A or better by S&P or A3 or better by Moody’s;

(f)        readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above; and

(g)       in the case of any Subsidiary of Holdings organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar in nature and substantially the same in term and ratings to the items specified in clauses (a) through (f) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date), other than Permitted Investors, of Stock representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Stock of Holdings, (b) the occupation of a majority of the seats on the board of directors of Holdings by Persons who were not directors on the Closing Date and were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated, (c) Holdings ceases, directly or indirectly, to own and control, beneficially and of record, one hundred percent (100%) of the issued and outstanding Voting Stock and Stock Equivalents of each Borrower on a fully diluted basis (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares, interests or other unit of equity security), except where such cessation is the result of a transaction permitted under the Loan Documents, or (d) any “change of control” or similar event under the Floor Plan Loan Documents. For purposes of this definition, “Permitted Investors” shall mean W. Marvin Rush, W.M. “Rusty” Rush, Robin Rush, Barbara Rush, Michael McRoberts, James Thor, Martin A. Naegelin, Scott Anderson, Derrek Weaver, Steven Keller, Corey Lowe and Rich Ryan and any other Person whose Stock is controlled by any one or more of the foregoing.

“CISADA” means the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 (Pub.L. 111–195, 124 Stat. 1312, enacted July 1, 2010; CISADA), as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01 (or, in the case of Section 5.01(b), waived by the Person entitled to receive the applicable payment).

“Closing Date Perfection Certificate” has the meaning specified in Section 5.01(a)(iii).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, certain personal property of the Loan Parties or any other Person in which the Administrative Agent or any Credit Party is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Commitment” means the Revolving Credit Commitment.

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Committed Loan Notice” means a notice of a Borrowing described in Section 2.02, substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Vehicles” means trucks, trailers, semi-trailers, tractors, vans, cars, pick-up trucks, other vehicles, chassis and glider kits, wherever located, together with all attachments, accessories, exchanges and additions thereto (including replacement parts installed therein or repairs thereto), in each case, owned and utilized by any Loan Party in the normal course of business and not constituting Vehicle Inventory.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning specified in Section 4.04(b).

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Consolidated Adjusted EBITDAR” means, for any period, (a) the Consolidated Net Income of Holdings and its Subsidiaries for such period plus (b) the sum of, in each case to the extent deducted in the calculation of such Consolidated Net Income but without duplication, (i) any provision for United States federal, state or local income taxes or other taxes measured by net income, (ii) Consolidated Interest Expense, (iii) any loss from extraordinary items, (iv) any depreciation and amortization expense, (v) any aggregate net loss on the Sale of property (other than Accounts and Inventory) outside the Ordinary Course of Business, (vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to Accounts and Inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, (vii) alternative fuel vehicle tax credits earned by Holdings and its Subsidiaries in respect of such period, and (viii) all rent expense for real property (land and buildings) of Holdings and its Subsidiaries actually paid or payable in cash by Holdings and its Subsidiaries in respect of such period, and minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication, (i) any credit for United States federal, state or local income taxes or other taxes measured by net income, (ii) any gain from extraordinary items, (iii) any aggregate net gain from the Sale of property (other than Accounts and Inventory) outside the Ordinary Course of Business by such Person, (iv) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent, and (v) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated Adjusted EBITDAR of such Person pursuant to clause (b)(vi) above in any prior period.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated Adjusted EBITDAR for such period, minus Capital Expenditures of such Person for such period (excluding Capital Expenditures financed with Indebtedness or Stock) to (b) the Consolidated Fixed Charges of such Person for such period.

“Consolidated Fixed Charges” means, for any period, the sum, determined on a Consolidated basis, of (a) the Consolidated Interest Expense of Holdings and its Subsidiaries actually paid or payable in cash by Holdings and its Subsidiaries in respect of such period, (b) the aggregate amount of principal payments (whether scheduled or unscheduled) on Indebtedness of Holdings and its Subsidiaries actually paid or payable in cash by Holdings and its Subsidiaries in respect of such period, but excluding (i) any balloon or “lump sum” principal payments that are re-financed or rolled over with other Indebtedness and (ii) to the extent excluded from “Consolidated Fixed Charges” under and as defined in the Floor Plan Credit Agreement, (x) any unscheduled repayments of Floor Plan Debt to the extent not accompanied by a concomitant reduction in commitments under the Floor Plan Credit Agreement and (y) any repayments under this Agreement to the extent not accompanied by a concomitant reduction in Revolving Credit Commitments, (c) all rent expense for real property (land and buildings) of Holdings and its Subsidiaries actually paid or payable in cash by Holdings and its Subsidiaries in respect of such period, (d) the total liability for United States federal, state and local income taxes and other taxes measured by net income actually paid or payable in cash by Holdings and its Subsidiaries in respect of such period and (e) all cash Restricted Payments paid or payable by Holdings and its Subsidiaries on Stock in respect of such period to Persons other than Holdings and its Subsidiaries.

“Consolidated Interest Expense” means, for any Person for any period, Consolidated total interest expense of such Person and its Subsidiaries for such period determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Consolidated total liabilities of Holdings and its Subsidiaries determined in accordance with GAAP as of such date to (b) Consolidated Net Worth as of such date.

“Consolidated Net Income” means, with respect to any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Net Worth” means, as of any date, total shareholders' equity of Holdings as of such date.

“Consolidated Tangible Net Worth” means, as of any date, (i) Consolidated Net Worth, less (ii) the value of all assets of Holdings and its Subsidiaries which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Agreement” means, with respect to any Deposit Account, Securities Account or Commodity Account, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Controlled Account Bank” means each bank with whom Deposit Accounts are maintained in which any funds of any of the Loan Parties are concentrated and with whom a Control Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Controlled Deposit Account” means each Deposit Account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned).

“Controlled Entity” means any partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture or other entity that is controlled (as such term is used in the definition of “Affiliate”), directly or indirectly, by one or more Group Members.

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned).

“Core Business” means any material line of business conducted by Holdings and its Subsidiaries as of the Closing Date and any business reasonably related thereto.

“Cost” means (a) with respect to Parts Inventory, the lower of (i) cost (as reflected in the general ledger of such Person) and (ii) market value, in each case, determined in accordance with GAAP calculated on a first-in, first-out basis and in accordance with the Loan Parties’ accounting practices as in effect on the Closing Date and (b) with respect to Company Vehicles and other property, the lower of (i) cost (as reflected in the general ledger of such Person) and (ii) market value, in each case, determined in accordance with GAAP.

“Credit Exposure” means, as to any Lender at any time, the aggregate amount of such Lender’s Revolving Credit Exposure at such time.

“Credit Extension” means each of the following: (a) a Borrowing and (b) a Letter of Credit Extension.

“Credit Judgment” means, with reference to the Administrative Agent, a determination made in the good faith exercise of its reasonable (from the perspective of a secured lender) credit judgment and in accordance with its regular business practices and policies in effect from time to time that are generally applicable to asset based credit facilities.

“Credit Party” means (a) each Lender, (b) each Credit Product Provider to the extent it holds Credit Product Obligations and was a Lender or an Affiliate of a Lender when such Person provided Credit Product Arrangements to any Loan Party or any Affiliate of a Loan Party, (c) the Administrative Agent, (d) the Letter of Credit Issuer, (e) the Arranger and (f) the successors and assigns of each of the foregoing.

“Credit Product Arrangements” means, collectively, (a) Swap Contracts between a Loan Party or an Affiliate of a Loan Party and any Credit Product Provider and (b) agreements giving rise to Treasury Management and Other Services to or for the benefit of any Loan Party or an Affiliate of any Loan Party which are entered into or maintained with a Credit Product Provider and which are not prohibited by the express terms of the Loan Documents.

“Credit Product Indemnitee” has the meaning assigned to such term in Section 10.12(a).

“Credit Product Obligations” means Indebtedness and other obligations of any Loan Party or an Affiliate of any Loan Party arising under Credit Product Arrangements and owing to any Credit Product Provider; provided that Credit Product Obligations shall not include Excluded Swap Obligations.

“Credit Product Provider” means (a) BMO or any of its Affiliates; and (b) any other Person that is a provider under a Credit Product Arrangement and was a Lender or an Affiliate of a Lender when such Person provided such Credit Product Arrangement, so long as such provider delivers written notice to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, by the later of the Closing Date or 10 days following the entering into of the applicable Credit Product Arrangement, (i) describing the Credit Product Arrangement and setting forth the maximum amount thereunder to be secured by the Collateral and the methodology to be used in calculating such amount and (ii) agreeing to be bound by Section 10.12.

“Credit Product Reserve” means the reserves established by the Administrative Agent from time to time in its reasonable judgment in respect of secured Credit Product Obligations in an amount equal to the maximum amount owing thereunder as specified by the Credit Product Provider in writing to the Administrative Agent (except in the case where the Credit Product Provider is the Administrative Agent or its Affiliate), which amount may be increased so long as (a) no Event of Default exists, (b) no Overadvance would result from establishing a reserve for such increased amount, and (c) except in the case where the Credit Product Provider is the Administrative Agent or its Affiliate, written notice thereof is given from such Credit Product Provider to the Administrative Agent. Furthermore, it is understood that the amounts so provided by the applicable Credit Product Provider with respect to Swap Credit Product Obligations may include a commercially reasonable level of “cushion” to account for normal short-term market fluctuations.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both would become an Event of Default.

“Default Rate” means (a) with respect to any Base Rate Loan or any other Obligation (other than an Obligation described in clause (b) or (c) below), an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin with respect to Base Rate Loans plus (iii) 2% per annum, (b) with respect to any LIBOR Loan, an interest rate equal to (i) the LIBOR Rate plus (ii) the Applicable Margin with respect to LIBOR Loans plus (iii) 2% per annum and (c) with respect to Letter of Credit Fees, the Letter of Credit Fee then in effect plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Letter of Credit Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including, in the case of any Revolving Credit Lender, in respect of its participations in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower Agent, the Administrative Agent, the Letter of Credit Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower Agent, to confirm in writing to the Administrative Agent and the Borrower Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination by the Administrative Agent to the Borrower Agent, the Letter of Credit Issuer, the Swing Line Lender and each other Lender.

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the credit facilities and (b) all other documents filed by any Group Member with the SEC.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any casualty or condemnation) of any property (including any Equity Interest), or part thereof, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 180 days after the Maturity Date, (b) is convertible into or exchangeable for debt securities (unless only occurring at the sole option of the issuer thereof), (c) (i) contains any repurchase obligation that may come into effect prior to, (ii) requires cash dividend payments (other than taxes) prior to, or (iii) provides the holders thereof with any rights to receive any cash upon the occurrence of a change of control or sale of assets prior to, in each case, the date that is 180 days after the Maturity Date (excluding any provisions requiring redemption upon a “change of control”, sale of assets or similar event; provided that such “change of control”, sale of assets or similar event results in prior Payment in Full and the termination of this Agreement); provided, however, that (i) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and (ii) any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not a Disqualified Equity Interest, such Equity Interests shall not be deemed to be Disqualified Equity Interests and (iii) only the portion of such Equity Interests which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EDGAR” shall have the meaning set forth in Section 7.01.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Letter of Credit Issuer and the Swing Line Lender (each such approval not to be unreasonably withheld or delayed), and (ii) unless an Event of Default has occurred and is continuing, the Borrower Agent (such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates.

“Eligible Company Vehicle” means any Company Vehicle owned by a Borrower that is determined by the Administrative Agent, in its Credit Judgment, to be an Eligible Company Vehicle. Except as otherwise agreed by the Administrative Agent, no Company Vehicle shall constitute an Eligible Company Vehicle unless (i) such Company Vehicle is subject to a valid certificate of title, lawfully owned by a Borrower and properly registered to such Borrower in one of the States of the United States of America, (ii) such Company Vehicle is in good working order, condition and repair (ordinary wear and tear excepted), is used or usable in the Ordinary Course of Business of a Borrower and is not obsolete, damaged, defective or otherwise unusable as Collateral for the Obligations, (iii) such Company Vehicle meets, in all material respects, all applicable standards of all motor vehicle laws or otherwise established by any Governmental Authority and is not subject to any licensing or similar requirement that would limit the right of the Administrative Agent to sell or otherwise dispose of such Company Vehicle, (iv) the Administrative Agent is satisfied in its Credit Judgment that all actions necessary or desirable in order to create a perfected first priority Lien in favor of the Administrative Agent on such Company Vehicle have been taken other than having the notation of its Lien placed on the certificates of title of Company Vehicles owned by the Loan Parties on the Closing Date as provided in the proviso in Section 4.03(c) and (v) in the case of any Company Vehicle of Rush Truck Leasing, Inc., the Administrative Agent shall have entered into an intercreditor agreement with Wells Fargo Equipment Finance, Inc., in form and substance reasonably satisfactory to the Administrative Agent.

“Eligible Parts Inventory” means Parts Inventory of the Borrowers that is determined by the Administrative Agent, in its Credit Judgment, to be Eligible Parts Inventory. Except as otherwise agreed by the Administrative Agent, the following items of Parts Inventory shall not be included in Eligible Parts Inventory:

(a)     Parts Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b)     Parts Inventory that does not consist of finished goods;

(c)     Parts Inventory that does not comply in all material respects with each of the covenants, representations and warranties respecting Parts Inventory made by the Borrowers in the Loan Documents;

(d)     Parts Inventory that is leased by a Borrower (whether as lessor or lessee) or is on consignment from or to a Borrower;

(e)     Parts Inventory that is not located in the United States of America (excluding territories or possessions of the United States);

(f)     Parts Inventory that is not at a location that is owned by a Borrower, provided, however, that such Inventory that is located on leased premises or in the possession of a warehouseman, bailee, processor, repairman, mechanic or similar other Person in the Ordinary Course of Business shall not be excluded from Eligible Parts Inventory under this clause (f) prior to the date that is 91 days after the Closing Date or, after such date, so long as the lessor or such Person possessing such Inventory has delivered a Lien Waiver to the Administrative Agent or, if elected by the Administrative Agent, an appropriate Rent and Charges Reserve has been established;

(g)     Parts Inventory that is in transit, except between locations of Borrowers or between locations of Borrowers and processors or vendors in the Ordinary Course of Business, in each case, with proper documentation;

(h)     Parts Inventory (i) that is comprised of goods which (A) are damaged, defective, “seconds” or otherwise unmerchantable, (B) have been returned or are to be returned to the vendor, (C) are discontinued products, obsolete or, except to the extent subject to a Repurchase Agreement, slow moving or (D) subject to recall or any other notice or (ii) consisting of “core” parts;

(i)     Parts Inventory consisting of promotional, marketing, packaging and shipping materials or supplies used or consumed in the Borrowers’ business and other similar non-merchandise categories;

(j)     Parts Inventory that is not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale;

(k)     Parts Inventory that is subject to any warehouse receipt, bill of lading or negotiable Document that has not been issued to or in the name of the Administrative Agent;

(l)     Parts Inventory consisting of or containing Hazardous Materials;

(m)     Parts Inventory that is not subject to a perfected first priority Lien in favor of the Administrative Agent (subject only to Permitted Liens set forth in Sections 8.02(c), 8.02(d) and 8.02(o));

(n)     Parts Inventory that is not insured in compliance with the provisions of this Agreement and the other Loan Documents;

(o)     Parts Inventory not on a perpetual schedule;

(p)     Parts Inventory that consists of bill and hold goods or goods that have been sold but not yet delivered;

(q)     Parts Inventory that is subject to any License or other arrangement that restricts such Borrowers’ or the Administrative Agent’s right to dispose of such Inventory, unless (i) Administrative Agent has received an appropriate Lien Waiver; and (ii) such Borrowers have not received notice of a dispute in respect of any such License or other arrangement;

(r)     Parts Inventory acquired from a vendor who has a Lien on any Collateral under a dealer sales and service agreement or similar agreement, but only to the extent of the Vendor A/P Ineligible Amount then in effect; or

(s)     Parts Inventory of Rush Truck Leasing, Inc., unless and until the Administrative Agent shall have entered into an intercreditor agreement with Wells Fargo Equipment Finance, Inc., in form and substance reasonably satisfactory to the Administrative Agent.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdings within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Holdings or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(3) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Eurocurrency liabilities” has the meaning specified in Section 3.04(e).

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Accounts” means Deposit Accounts or Securities Accounts, as applicable, (a) the balance of which consists exclusively of withheld income taxes and federal, state or local employment taxes, (b) constituting (and the balance of which consists solely of funds or financial assets set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Loan Party, (c) constituting zero balance disbursement accounts, (d) constituting Deposit Accounts into which no proceeds of any Collateral are deposited, (e) constituting other accounts maintained in the Ordinary Course of Business containing cash or Cash Equivalent amounts that do not exceed at any time $1,000,000 for any such account and $5,000,000 in the aggregate for all such accounts under this clause (e), and (f) constituting that certain Securities Account set forth in Section 10 of the Closing Date Perfection Certificate so long as the value of securities held in such account does not exceed $7,000,000 at any time.

“Excluded Equity Issuance” means the issuance of (a) Equity Interests by Holdings to management, directors, officers or employees of a Loan Party or any Subsidiary of a Loan Party under any compensation arrangement, employee stock option or stock purchase plan or other employee benefits plan in existence from time to time, and (b) Equity Interests by a direct or indirect wholly-owned Subsidiary of Holdings to Holdings or another direct or indirect wholly-owned Subsidiary of Holdings constituting an Investment permitted hereunder.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient, (a) Taxes imposed on or measured by net income, overall receipts or total capital (however denominated), franchise Taxes, and branch profits Taxes (or other Taxes imposed in lieu of net income taxes), in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Agent under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extraordinary Expenses” means all costs, expenses, liabilities or advances that Administrative Agent may incur or make during a Default or Event of Default, or during the pendency of a proceeding of any Loan Party under any Debtor Relief Laws, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Administrative Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of Administrative Agent in, or the monitoring of, any proceeding applicable to any Loan Party under any Debtor Relief Laws; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any enforcement action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into by the United States and a foreign jurisdiction to implement the information reporting requirements imposed by such Sections of the Code, and any local law rules, regulations and other practices or guidance issued in connection to such intergovernmental agreement.

“Facility Termination Date” means the date as of which Payment in Full of all Obligations has occurred.

“Fair Market Value” means, with respect to any asset or any group of assets, as of any date of determination, the value of the consideration obtainable in a sale of such assets at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time giving regard to the nature and characteristics of such asset.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to BMO on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto

“Fee Letter” means the letter agreement, dated as of the Closing Date among Holdings, the Administrative Agent and BMO Capital.

“Field Exam” means any visit and inspection of the properties, assets and records of any Loan Party during the term of this Agreement, which shall include access to such properties, assets and records sufficient to permit the Administrative Agent or its representatives to examine, audit and make extracts from any Loan Party’s books and records, make examinations and audits of any Loan Party’s other financial matters and Collateral as Administrative Agent deems appropriate in its Credit Judgment, and discussions with its officers, employees, agents, advisors and independent accountants regarding such Loan Party’s business, financial condition, assets, prospects and results of operations.

“Financial Statement” means each financial statement delivered pursuant to Section 6.04 or 7.01.

“Fiscal Quarter” means each 3 fiscal month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Floor Plan Agent” means BMO Harris Bank N.A., in its capacity as administrative agent and collateral agent under the Floor Plan Credit Agreement.

“Floor Plan Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of July 7, 2016, by and among certain Subsidiaries of Holdings, as borrowers, Holdings, as the borrower representative, the lenders from time to time parties thereto and the Floor Plan Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Floor Plan Intercreditor Agreement.

“Floor Plan Debt” means the loans and other Indebtedness outstanding under the Floor Plan Credit Agreement from time to time.

“Floor Plan Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 21, 2017, between the Administrative Agent and the Floor Plan Agent.

“Floor Plan Loan Documents” means (a) the Floor Plan Credit Agreement, (b) the other “Loan Documents” (as defined in the Floor Plan Credit Agreement) and (c) all other principal documents, if any, evidencing or securing the obligations thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Floor Plan Intercreditor Agreement.

“Ford Motor Credit Financing” shall mean any financing of Inventory manufactured by Ford Motor Company obtained by any Borrower from Ford Motor Credit Company LLC or its Affiliates.

“Foreign Activities Laws” has the meaning specified in Section 7.12.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit Lender, (a) with respect to the Letter of Credit Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders and (c) with respect to the Administrative Agent, such Defaulting Lender’s Applicable Percentage of Protective Advances other than Protective Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders.

“Frost Bank Debt” means Indebtedness outstanding in favor of Frost Bank, formerly known as The Frost National Bank, from time to time.

“Frost Bank Subordination Agreement” means that certain Subordination Agreement, dated as of March 21, 2017, among the Administrative Agent, the Floor Plan Agent and Frost Bank, formerly known as The Frost National Bank.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.03, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Section 6.04.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means, collectively, Holdings and its Subsidiaries.

“Group Members’ Accountants” means Ernst & Young LLP or other nationally-recognized independent registered certified public accountants acceptable to the Administrative Agent

“Guarantee” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guarantee” shall not include (x) endorsements for collection or deposit in the Ordinary Course of Business, (y) product warranties given in the Ordinary Course of Business and (z) guarantees by a Borrower of liabilities and other obligations of any other Borrower. The outstanding amount of any Guarantee shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guarantee. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 12.01.

“Guarantor” means Holdings and each other Person who executes or becomes a party to this Agreement as a “Guarantor” or otherwise executes and delivers a Guarantee of any of the Obligations.

“Guarantor Payment” has the meaning specified in Section 2.15(c).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“IBS Debt” means Indebtedness outstanding under the IBS Factoring Agreements (as defined in the IBS Intercreditor Agreement) from time to time.

“IBS Intercreditor Agreement” means that certain Factoring Intercreditor Agreement, dated as of March 21, 2017, among the Administrative Agent, the Floor Plan Agent, the Loan Parties and Interstate Billing Service, Inc.

“Immaterial Subsidiaries” means Subsidiaries of Holdings, other than any Loan Party, that do not own or operate and are not otherwise engaged in truck dealerships. As of the Closing Date, the Immaterial Subsidiaries are set forth on Schedule 1.01.

“Increase Effective Date” has the meaning specified in Section 2.18(d).

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the Ordinary Course of Business, (d) all obligations to pay the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business), (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends (excluding any provisions requiring redemption upon a “change of control”, sale of assets or similar event; provided that such “change of control”, sale of assets or similar events results in prior Payment in Full and the termination of this Agreement), (h) all payments that would be required to be made in respect of any Swap Contract in the event of a termination (including an early termination) on the date of determination and (i) all Guarantees for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item or (y) any such item is secured by a Lien on such Person’s property.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Borrowers” has the meaning specified in the introductory paragraph hereto.

“Insolvency Event” means, with respect to any Person:

(a)     the commencement of: (i) a voluntary case by such Person under the Bankruptcy Code or (ii) the seeking of relief by such Person under other Debtor Relief Laws;

(b)     the commencement of an involuntary case or proceeding against such Person under the Bankruptcy Code or other Debtor Relief Laws and the petition or other filing is not controverted or dismissed within sixty (60) days after commencement of the case or proceeding;

(c)     a custodian (as defined in the Bankruptcy Code or equal term under any other Debtor Relief Law, including a receiver, interim receiver, receiver manager, trustee or monitor) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(d)     such Person commences (including by way of applying for or consenting to the appointment of, or the taking charge by, a rehabilitator, receiver, interim receiver, custodian, trustee, monitor, conservator or liquidator (or any equal term under any other Debtor Relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(e)     such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;

(f)     any order of relief or other order approving any such case or proceeding referred to in clauses (a)  or (b)  above is entered;

(g)     such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or

(h)     such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due.

“Intellectual Property” means all past, present and future: trade secrets, know-how and other proprietary information; trademarks, uniform resource locations (URLs), internet domain names, service marks, sound marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, (a) as to any LIBOR Loan, (i) the last day of each Interest Period applicable to such LIBOR Loan; (ii) any date that such Loan is prepaid or converted, in whole or in part, and (iii) the Maturity Date; and (b) as to any Base Rate Loan, (i) the first Business Day of each month, (ii) any date that such Loan is prepaid or converted, in whole or in part, and (iii) the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand of the Administrative Agent.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending, in each case, on the first Business Day of the next succeeding month; provided that no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person (including through the purchase of an option, warrant or convertible or similar type of security), (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of compliance with Section 8.03, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the Fair Market Value of such property at the time of such transfer or exchange.

“IP Rights” rights of any Person to use any Intellectual Property.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and any Borrower (or any Subsidiary) or in favor the Letter of Credit Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Letter of Credit Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Agent and the Administrative Agent.

“Letter of Credit” means any standby or documentary letter of credit issued by a Letter of Credit Issuer for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by the Administrative Agent or a Letter of Credit Issuer for the benefit of a Borrower.

“Letter of Credit Advance” means each Revolving Credit Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Applicable Percentage. All Letter of Credit Advances shall be denominated in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Letter of Credit Issuer.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the preceding Business Day).

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Fees” means, collectively or individually as the context may indicate, the fees with respect to Letters of Credit described in Section 2.09(b).

“Letter of Credit Issuer” means each of BMO, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. If at any time there is more than one Letter of Credit Issuer, all singular references to the Letter of Credit Issuer shall mean any Letter of Credit Issuer, either Letter of Credit Issuer, each Letter of Credit Issuer, the Letter of Credit Issuer that has issued the applicable Letter of Credit, or both Letter of Credit Issuers, as the context may require.

“Letter of Credit Obligations” means, as at any date of determination, (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate of all Unreimbursed Amounts, including all Letter of Credit Borrowings, plus (c) the aggregate amount of all accrued and unpaid Letter of Credit Fees. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR Loan” means a Loan that bears interest at a rate based on the definition of “LIBOR Rate.”

“LIBOR Rate” means, for any Interest Period, the rate per annum equal to (but in no event less than zero) (i) the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making the LIBOR Rate available) LIBOR Rate (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the first day of the month in which such Interest Period commences, for Dollar deposits (for delivery on the first day of such month) with a term of one month or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such month in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term of one month would be offered by such other authoritative source (as is selected by the Administrative Agent in its sole reasonable discretion) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of such month.

“License” means any license or agreement under which a Loan Party is granted IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of assets or property or any other conduct of its business.

“Licensor” means any Person from whom a Loan Party obtains IP Rights.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, by which (a) for any Collateral located on leased premises or owned premises subject to a mortgage, the lessor or mortgagee, as applicable, agrees to, among other things, waive or subordinate any Lien it may have on the Collateral and permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to the Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Administrative Agent upon request; and (d) for any Collateral subject to a Licensor’s IP Rights, the Licensor grants to the Administrative Agent the right, vis-à-vis such Licensor, to enforce the Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Line Reserve” means the sum of (a) the Rent and Charges Reserve; (b) the Credit Product Reserve; (c) the aggregate amount of liabilities at any time secured by Liens upon Collateral that are senior to the Administrative Agent’s Liens; (d) sums that any Loan Party may be required to pay under any Section of this Agreement or any other Loan Document (including taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay; and (e) amounts for which claims may be reasonably expected to be asserted against the Collateral, the Administrative Agent or the Lenders.

“Loan” means an extension of credit under Article II in the form of a Revolving Credit Loan, a Protective Advance or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Documents” means this Agreement, each Revolving Credit Loan Note, each Security Instrument, each Issuer Document, each Borrowing Base Certificate, each Compliance Certificate, the Floor Plan Intercreditor Agreement, the IBS Intercreditor Agreement, the Fee Letter, any agreement creating or perfecting rights in Cash Collateral securing any Obligation hereunder and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Lender or the Administrative Agent in connection with the Loans made and transactions contemplated by this Agreement, but excluding, for the avoidance of doubt, Credit Product Arrangements.

“Loan Obligations” means all Obligations other than amounts (including fees) owing by any Loan Party pursuant to any Credit Product Arrangements.

“Loan Party” means each Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or property of the Group Members, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document and (c) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent, the Lenders and the other Credit Parties under any Loan Document.

“Material Third-Party Agreement” means all existing and future agreements (including any mortgage, deed of trust or similar security document) entered into between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns, or has a mortgage or similar lien on, any premises at which any Collateral with an aggregate value of $100,000 or greater may be kept or that otherwise may possess any Collateral with an aggregate value of $100,000 or greater.

“Maturity Date” means the earlier of (i) March 21, 2020 and (ii) the date on which all commitments under the Floor Plan Credit Agreement shall have terminated, whether as a result of the occurrence of the Commitment Termination Date (as defined in the Floor Plan Credit Agreement) or otherwise.

“Maximum Borrowing Amount” means the lesser of (A) the Aggregate Revolving Credit Commitments minus the Line Reserves, if any and (B) the Borrowing Base.

“Measurement Period” means, at any date of determination, the most recently completed four (4) consecutive fiscal quarters of Holdings and its Subsidiaries for which financial statements have or should have been delivered in accordance with Section 7.01(a) or 7.01(b).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or Deposit Account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time plus 105% of the Fronting Exposure of the Administrative Agent with respect to Protective Advances outstanding at such time, (b) with respect to Cash Collateral consisting of cash or Deposit Account balances provided in accordance with the provisions of Section 2.16(a)(i) or 2.16(a)(ii), an amount equal to 105% of the Outstanding Amount of all Letter of Credit Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the Letter of Credit Issuer in their sole discretion, but in any event not in excess of 105% of the Letter of Credit Obligations.

“Minimum Consolidated Net Worth” means, (i) with respect to the Fiscal Quarter ending on March 31, 2016, $537,244,000 and (ii) with respect to any Fiscal Quarter ending after March 31, 2016, the sum of (A) the Minimum Consolidated Net Worth for the immediately preceding Fiscal Quarter plus (B) the greater of (1) 50% of Consolidated Net Income for Holdings and its Subsidiaries with respect to the current Fiscal Quarter and (2) zero.

“Minimum Consolidated Tangible Net Worth” means, (i) with respect to the Fiscal Quarter ending on March 31, 2016, $355,038,500 and (ii) with respect to any Fiscal Quarter ending on or after March 31, 2016, the sum of (A) the Minimum Consolidated Tangible Net Worth for the immediately preceding Fiscal Quarter plus (B) the greater of (1) 50% of Consolidated Net Income for Holdings and its Subsidiaries with respect to the current Fiscal Quarter and (2) zero.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(4) of ERISA, to which Holdings or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means with respect to any incurrence or issuance of Indebtedness or issuance of Equity Interests (other than Excluded Equity Issuances) by any Loan Party or any Subsidiary following the occurrence and during the continuance of a Specified Event of Default, the excess, if any, of (i) the sum of the cash and cash equivalents received in connection with such incurrence or issuance, as applicable, over (ii) the sum of (A) the reasonable out-of-pocket expenses incurred by such Loan Party or any Subsidiary in connection therewith, including any brokerage commissions, underwriting fees and discount, legal fees, and other similar fees and commissions and (B) taxes paid or payable to the applicable taxing authorities by the Loan Party or any Subsidiary in connection with and at the time of such incurrence or issuance, as applicable.

“NOLV” means with respect to the Borrowers’ Company Vehicles, the net orderly liquidation value of such Company Vehicles (a percentage of the Cost of such Company Vehicles) that might be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from time to time by reference to the most recent appraisal received by the Administrative Agent conducted by an independent appraiser engaged by the Administrative Agent.

“Non-Consenting Lender” has the meaning assigned to such term in Section 11.01.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Obligations” means (a) all amounts owing by any Loan Party to the Administrative Agent, any Lender or any other Credit Party pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including all Letter of Credit Obligations, and including all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding under any Debtor Relief Law relating to any Loan Party, or would accrue but for such filing or commencement, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, indemnification and reimbursement payments, fees, costs and expenses (including all fees, costs and expenses of counsel payable under Sections 11.04(a) and 11.04(b)) incurred in connection with this Agreement or any other Loan Document, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) all Credit Product Obligations; provided, that Obligations of a Loan Party shall not include its Excluded Swap Obligations.

“OFAC” has the meaning specified in Section 7.12.

“OFAC Listed Person” shall have the meaning specified in Section 6.13.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. As of the Closing Date, a list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Ordinary Course of Business” means the ordinary course of business of Holdings and its Subsidiaries, consistent with past practices and undertaken in good faith.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13).

“Outstanding Amount” means (a) with respect to Revolving Credit Loans, Protective Advances and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and any prepayments or repayments of Revolving Credit Loans, Protective Advances or Swing Line Loans occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, (i) the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Letter of Credit Extension occurring on such date and any other changes in the aggregate amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts and all Letter of Credit Borrowings on such date.

“Overadvance” has the meaning given to such term in Section 2.01(c)(i)(A).

“Overadvance Loan” means a Revolving Credit Loan (which Loan shall be LIBOR Loan or, if LIBOR Loans are not available for any reason, a Base Rate Loan) made when an Overadvance exists or is caused by the funding thereof.

“Overnight Rate” means, for any day and from time to time as in effect, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent, the Letter of Credit Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Participant” has the meaning assigned to such term in clause (d) of Section 11.06.

“Participant Register” has the meaning assigned to such term in clause (d) of Section 11.06.

“Parts Inventory” means Inventory of the Loan Parties consisting of parts and accessories, excluding, for the avoidance of doubt, any Vehicle Inventory.

“Payment Conditions” means, with respect to any Specified Transaction, the satisfaction of the following conditions:

(a)     as of the date of any such Specified Transaction and immediately after giving effect thereto, no Event of Default has occurred and is continuing;

(b)     Average Availability (after giving Pro Forma Effect to such Specified Transaction both as of such date and during the thirty (30) consecutive day period immediately preceding the making of such Specified Transaction) shall be not less than (i) in the case of a Specified Restricted Payment, the greater of (A) 15.0% of the Aggregate Revolving Credit Commitments and (B) $15,000,000, or (ii) in the case of a Specified Investment or Specified Debt Payment, the greater of (A) 12.5% of the Aggregate Revolving Credit Commitments and (B) $12,500,000, in each case, as of such date;

(c)     the Consolidated Fixed Charge Coverage Ratio as of the end of the most recently ended Measurement Period prior to the making of such Specified Transaction, calculated on a Pro Forma Basis, shall be equal to or greater than 1.20 to 1.00; provided that the Consolidated Fixed Charge Coverage Ratio test described in this clause (c) shall not apply if the Average Availability (calculated in order to give Pro Forma Effect to such Specified Transaction both as of such date and during the thirty (30) consecutive day period immediately preceding the making of such Specified Transaction) is not less than (i) in the case of a Specified Restricted Payment, the greater of (A) 20.0% of the Aggregate Revolving Credit Commitments and (B) $20,000,000 or (ii) in the case of a Specified Investment or Specified Debt Payment, the greater of (A) 17.5% of the Aggregate Revolving Credit Commitments and (B) $17,500,000, in each case, as of such date; and

(d)     the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“Payment in Full” means (a) the indefeasible payment in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted), together with all accrued and unpaid interest and fees thereon, other than Letter of Credit Obligations that have been fully Cash Collateralized in an amount equal to 105% of the amount thereof or as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer shall have been made, (b) the Commitments shall have terminated or expired, (c) the obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and liabilities of each other Borrower under all Credit Product Arrangements shall have been fully, finally and irrevocably paid and satisfied in full and the Credit Product Arrangements shall have expired or been terminated, or other arrangements reasonably satisfactory to the counterparties shall have been made with respect thereto, and (d) all claims of the Loan Parties against any Credit Party arising on or before the payment date shall have been released on terms reasonably acceptable to the Administrative Agent; provided that notwithstanding full payment or Cash Collateralization of the Obligations as provided herein, the Administrative Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages the Administrative Agent may reasonably be expected to incur as a result of the dishonor or return of Payment Items applied to Obligations, Administrative Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as the Administrative Agent, in its Credit Judgment, deems necessary to protect against any such damages.

“Payment Item” means each check, draft or other item of payment payable to a Borrower constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Holdings and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by a Loan Party so long as:

(h)     the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired constitute Core Businesses;

(i)     no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition;

(j)     after giving effect to such Acquisition on a Pro Forma Basis and the costs related thereto (including cash and other property (other than Equity Interests or options to acquire Equity Interests of any Loan Party) given as consideration, any Indebtedness incurred, assumed or acquired by any Loan Party or any Subsidiary in connection with such Acquisition (excluding additional purchase price amounts in the form of earnouts and other contingent obligations that are not required under GAAP to be recorded on the balance sheet at the time of acquisition), and all fees expenses and transaction costs incurred in connection therewith (collectively, the “Total Acquisition Costs”), (i) Average Availability shall be not less than the greater of (A) 12.5% of the Aggregate Revolving Credit Commitments and (B) $12,500,000, in each case, for each day during the thirty (30) day period prior to such Acquisition and immediately after giving effect thereto, and (ii) the Consolidated Fixed Charge Coverage Ratio calculated on a Pro Forma Basis as of the most recently ended Measurement Period shall be at least 1.20 to 1.00; provided that the Consolidated Fixed Charge Coverage Ratio test described in this clause (ii) shall not apply if the Average Availability (after giving effect to such Acquisition on a Pro Forma Basis and the Total Acquisition Costs) is not less than the greater of (x) 17.5% of the Aggregate Revolving Credit Commitments and (y) $17,500,000, in each case, as of the date of such Acquisition;

(k)     the Borrower Agent shall have furnished to the Administrative Agent at least five (5) Business Days prior to the date on which any such Acquisition is to be consummated or such shorter time as Administrative Agent may allow, a certificate of a Responsible Officer of the Borrower Agent, in form and substance reasonably satisfactory to the Administrative Agent, (i) certifying that all of the requirements set forth above will be satisfied on or prior to the consummation of such Acquisition and (ii) a reasonably detailed calculation of item (d) above (and such certificate shall be updated as necessary to make it accurate as of the date the Acquisition is consummated); and

(l)     The Borrower Agent shall have furnished the Administrative Agent with ten (10) days’ prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the applicable acquisition documents (and final copies thereof as and when executed), and to the extent available, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by Fiscal Quarter for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and, to the extent available, such other information as the Administrative Agent may reasonably request.

“Permitted Liens” has the meaning specified in Section 8.02.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Plan” means any employee benefit plan within the meaning of Section 3(4) of ERISA (including a Pension Plan), maintained for employees of Holdings or any ERISA Affiliate or any such Plan to which Holdings or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.01.

“Post-Closing Agreement” means that certain Post-Closing Agreement by and between the Borrower Agent and the Administrative Agent dated as of the Closing Date with respect to the satisfaction after the Closing Date of certain collateral matters.

“Priority Credit Product Obligations” means Credit Product Obligations owing to a Credit Product Provider, up to the maximum amount (in the case of any Credit Product Provider other than BMO and its Affiliates) specified by such provider in writing to Administrative Agent, which amount may be established or increased (by further written notice to Administrative Agent from time to time) only as long as (a) no Default or Event of Default exists and (b) a Credit Product Reserve has been established for such amount which, together with all other Priority Credit Product Obligations, would not result in an Overadvance.

“Pro Forma Adjustment” means, for the purposes of calculating Consolidated Adjusted EBITDAR for any Measurement Period, if at any time during such Measurement Period Holdings or any of its Subsidiaries shall have made a Permitted Acquisition or Disposition, Consolidated Adjusted EBITDAR for such Measurement Period shall be calculated after giving pro forma effect thereto as if any such Permitted Acquisition or Disposition occurred on the first day of such Measurement Period, including (a) with respect to an any Permitted Acquisition, inclusion of the actual historical results of operation of such acquired Person or line of business during such Measurement Period accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent in connection herewith in accordance with Regulation S-X of the Securities Act of 1933 and (b) with respect to any Disposition, exclusion of the actual historical results of operations of the disposed of Person or line of business or assets during such Measurement Period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a pro forma basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and, without duplication, (b) all Specified Pro Forma Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made (the period beginning on the first day of such Fiscal Quarter and continuing until the date of the consummation of such event, the “Reference Period”) shall be deemed to have occurred as of the first day of the applicable Reference Period; provided that (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Pro Forma Transaction, (A) shall be excluded in the case of a Disposition of all or substantially all Equity Interests in or assets of any Loan Party or its Subsidiaries or any division, product line, or facility used for operations of the Loan Parties or their Subsidiaries, and (B) shall be included in the case of a Permitted Acquisition or Investment described in the definition of Specified Pro Forma Transaction, and (ii) all Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions (other than Indebtedness under the Loan Documents) or permanently repaid in connection with the relevant transaction during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such Reference Period (with interest expense of such person attributable to any Indebtedness for which pro forma effect is being given as provided in preceding clause (ii) that has a floating or formula rate, shall have an implied rate of interest for the applicable Reference Period determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated Adjusted EBITDAR and the definition of Pro Forma Adjustment.

“Properly Contested” means with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or such Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment would not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of a Loan Party; (e) no Lien is imposed on assets of a Loan Party, unless bonded and stayed to the reasonable satisfaction of the Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Protective Advance” has the meaning specified in Section 2.01(c)(ii)(A).

“Public Lender” has the meaning specified in Section 7.01.

“Qualified ECP” means any Loan Party with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratable Share” has the meaning specified in Section 2.01(c)(ii)(C).

“Real Property” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Person, including all easements, rights-of-way, and similar rights appurtenant thereto and all leases, tenancies, and occupancies thereof.

“Refinancing Conditions” means the following conditions for Refinancing Indebtedness: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Indebtedness being extended, renewed or refinanced plus accrued interest and reasonable fees and expenses incurred in connection with such refinancing, refunding, renewal or extension; (b) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the greater of the (i) interest rate for the Indebtedness being refinanced, refunded, renewed, or extended and (ii) the otherwise market rate of interest for such Indebtedness; (c) it has a final maturity no sooner than and a weighted average life no less than the Indebtedness being extended, renewed or refinanced; (d) it is subordinated to the Obligations at least to the same extent as the Indebtedness being extended, renewed or refinanced; (e) such Refinancing Indebtedness continues to be subject to substantially the same subordination agreements or subordination terms applicable to the Indebtedness being extended, renewed or refinanced; (f) no additional Liens, if any, are granted with respect to such Refinancing Indebtedness; (g) no additional Person is obligated, primarily or contingently, on such Refinancing Indebtedness (other than Persons which become Subsidiaries after the Closing Date and have become Borrowers hereunder and the Borrowers in existence at the time the Indebtedness being extended, renewed or refinanced was entered into were obligors in respect of such Indebtedness); and (h) such Refinancing Indebtedness shall be on other terms no less favorable to the Administrative Agent and the Lenders, and no more restrictive to the Loan Parties, than the Indebtedness being extended, renewed or refinanced.

“Refinancing Indebtedness” means the Indebtedness that is the result of an extension, renewal or refinancing of Indebtedness permitted under Section 8.01(b), 8.01(f), 8.01(g), 8.01(h), 8.01(o), 8.01(p), 8.01(q) and 8.01(r) as to which the Refinancing Conditions are satisfied; provided that the incurrence of any such Refinancing Indebtedness will be deemed to utilize permitted amounts of Indebtedness, if any, under each clause thereof.

“Register” has the meaning specified in Section 11.06(c).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.05 or any comparable provision of any Loan Document.

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by any Loan Party to any landlord, warehouseman, processor, repairman, mechanic, bailee, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) from and after the date that is 91 days after the Closing Date, a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reporting Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs and is continuing or (ii) Availability is less than the greater of (x) 20.0%, in the case of Field Exams, and 12.5%, in any other case, of the Aggregate Revolving Credit Commitments at such time and (y) $20,000,000, in the case of Field Exams, and $12,500,000, in any other case, and (b) continuing until the date that during the previous thirty (30) consecutive days, (i) no Event of Default has existed and (ii) Availability has been greater than the greater of (x) 20.0%, in the case of Field Exams, and 12.5%, in any other case, of the Aggregate Revolving Credit Commitments at such time and (y) $20,000,000, in the case of Field Exams, and $12,500,000, in any other case, at all times during such period.

“Repurchase Agreement” means an agreement providing for the buyback or repurchase of Parts Inventory from any Borrower on terms and conditions reasonably satisfactory to the Administrative Agent in its Credit Judgment.

“Request for Credit Extension” means (a) with respect to a Borrowing, a Committed Loan Notice, (b) with respect to a Letter of Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve” means any reserve constituting all or any portion of the Availability Reserve or the Line Reserve.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the documents delivered pursuant to Section 7.01(d) and documents delivered on the Closing Date, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Restricted Payment” means (a) for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, any dividend, return of capital, or distribution in cash or Stock or Stock Equivalent of Holdings or any of its Subsidiaries, in each case, now or hereafter outstanding, including with respect to a claim for rescission of a Sale of such Stock or Stock Equivalent, but excluding, to the extent excluded from “Restricted Payments” under and as defined in the Floor Plan Credit Agreement, any repurchase of Stock of Holdings or any of its Subsidiaries for cash, and (b) for all other purposes under this Agreement, (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Holdings or any Subsidiary or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Holdings’ or any Subsidiary’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(a), (b) purchase participations in Letter of Credit Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations, Swing Line Loans and Protective Advances at such time.

“Revolving Credit Facility” means the facility described in Sections 2.01(a), 2.03 and 2.04 providing for Revolving Credit Loans, Letters of Credit and Swing Line Loans to or for the benefit of the Borrowers by the Revolving Credit Lenders, Letter of Credit Issuer and Swing Line Lender, as the case may be, in the maximum aggregate principal amount at any time outstanding of $100,000,000, as adjusted from time to time pursuant to the terms of this Agreement.

“Revolving Credit Lender” means each Lender that has a Revolving Credit Commitment or, following termination of the Revolving Credit Commitments, has any Revolving Credit Exposure.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Credit Loan Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B.

“Revolving Credit Termination Date” means the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the Letter of Credit Issuer to make Letter of Credit Extensions pursuant to Section 9.02.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Same Day Funds” means immediately available funds.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SDN List” has the meaning specified in Section 7.12.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Security Agreement” means the Security Agreement dated as of the date hereof by the Loan Parties and the Administrative Agent for the benefit of the Credit Parties, substantially in the form of Exhibit E.

“Security Instruments” means, collectively or individually as the context may indicate, the Security Agreement, the Control Agreements, each Lien Waiver and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Loan Party or other Person shall grant or convey to the Administrative Agent or the Lenders a Lien in personal property as security for all or any portion of the Obligations.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Settlement Date” has the meaning provided in Section 2.14.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Debt Payment” means any prepayment of Indebtedness made pursuant to Section 8.09(a)(v).

“Specified Event of Default” means any Event of Default occurring under Section 9.01(a), 9.01(b) (to the extent resulting from any failure to comply with any financial covenant set forth in Section 8.13 or any failure to deliver any financial statement or Compliance Certificate required under Section 7.01(a), 7.01(b) or 7.01(c)), 9.01(d) (to the extent resulting from any misstatement in a Borrowing Base Certificate which causes such Borrowing Base Certificate to be incorrect or misleading in any material respect) or 9.01(f).

“Specified Investment” means any Investment made pursuant to Section 8.03(h).

“Specified Loan Party” means a Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 2.15(c)).

“Specified Pro Forma Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Specified Restricted Payment” means any Restricted Payment pursuant to Section 8.06(g).

“Specified Transaction” means each Specified Debt Payment, Specified Investment and Specified Restricted Payment.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms reasonably satisfactory to, and approved in writing by, the Administrative Agent.

“Subordination Provisions” means any provision relating to debt or lien subordination applicable to or contained in any documents evidencing any Subordinated Indebtedness, any Floor Plan Debt, Frost Bank Debt or IBS Debt, including as set forth in the Floor Plan Intercreditor Agreement, the Frost Bank Subordination Agreement, the IBS Intercreditor Agreement or other applicable intercreditor agreements.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means BMO in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), substantially in the form of Exhibit C.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Tax Affiliate” means, (a) Holdings, the Borrowers and their Subsidiaries and (b) any Affiliate of Holdings with which Holdings or any Borrower files or is eligible to file consolidated, combined or unitary tax returns.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $10,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused outstanding Commitments of such Lender and the Credit Exposure of such Lender at such time.

“Total Outstandings” means the Outstanding Amount of all Loans and Letters of Credit.

“Total Revolving Credit Outstandings” means, without duplication, the aggregate Outstanding Amount of all Revolving Credit Loans, Protective Advances, Swing Line Loans and Letter of Credit Obligations.

“Transactions” means, individually or collectively as the context may indicate, (a) the entering by the Borrowers of the Loan Documents to which they are a party and (b) the funding of the Revolving Credit Facility on the Closing Date.

“Treasury Management and Other Services” means (a) all arrangements for the delivery of treasury and cash management services, (b) all commercial credit card, purchase card, p-card and merchant card services; and (c) all other banking products or services (excluding equipment financing arrangements), including trade and supply chain finance services, other than Letters of Credit.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, the term “UCC” shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unused Facility Amount” means the daily amount by which (a) the Aggregate Revolving Credit Commitments exceeds (b) the sum of (i) Outstanding Amount of all Revolving Credit Loans other than Swing Line Loans and (ii) the Outstanding Amount of all Letter of Credit Obligations, subject to adjustment as provided in Section 2.17. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be considered usage for purposes of determining the Unused Facility Amount.

“Unused Fee” has the meaning specified in Section 2.09(a).

“Unused Fee Rate” means a per annum rate equal to 0.375%.

“U.S. Economic Sanctions” shall have the meaning specified in Section 6.13.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Vehicle Inventory” means Inventory consisting of trucks, trailers, semi-trailers, tractors, vans, cars, pick-up trucks, other vehicles, chassis and glider kits, wherever located, together with all attachments, accessories, exchanges and additions to (including replacement parts installed in or repairs to) any such Inventory; provided, however, that Vehicle Inventory shall not include any such Inventory of Rush Truck Leasing, Inc.

“Vendor A/P Ineligible Amount” means, for any month, an amount at least equal to 150% of the average monthly amount of accounts and other amounts payable for the twelve month period ending on the last day of the immediately preceding month by any Loan Party to any vendor, under a dealer sales and service agreement or similar agreement, who has a Lien on any Collateral.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02     Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Constituent Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)       A reference to Loan Parties’ “knowledge” or similar concept means actual knowledge of a Responsible Officer, or knowledge that a Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees in a good faith attempt to ascertain the matter in question, but in no event shall such Responsible Officer be required to make inquiries of Persons that are not employees of any Loan Party.

1.03     GAAP. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by Holdings shall be given effect if such change would affect a calculation that measures compliance with any provision of Article VIII unless the Borrowers, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article VIII shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”.

1.04     Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commodity Account,” “Commodity Contracts,” “Deposit Account,” “Equipment”, “Instrument,” “Inventory,” “Record,” and “Securities Account.”

1.05     Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07     Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01     Loan Commitments.

(a)       Revolving Credit Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (i) the amount of such Lender’s Revolving Credit Commitment, or (ii) such Lender’s Applicable Percentage of the Borrowing Base; provided however, that after giving effect to any Revolving Credit Borrowing, (A) the Total Revolving Credit Outstandings shall not exceed the Maximum Borrowing Amount, and (B) the Revolving Credit Exposure of each Lender shall not exceed such Lender’s Revolving Credit Commitment.

Within such limits and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.06(a), and reborrow under this Section 2.01(a). The Administrative Agent shall have the right, at any time and from time to time on and after the Closing Date in good faith and in the exercise of Credit Judgment to establish, modify or eliminate Reserves; provided that, notwithstanding the foregoing, the Administrative Agent shall not modify the components of any existing Reserve in a manner that increases the amount of such Reserve or establish or impose any new Reserve after the Closing Date unless a Specified Event of Default shall have occurred and is continuing.

(b)     [Reserved].

(c)     Overadvances and Protective Advances.

(i)     Overadvances.

(A)     If at any time the aggregate principal balance of all Loans exceeds the Borrowing Base (an “Overadvance”), the excess amount shall be payable by the Borrowers on demand by the Administrative Agent. All Overadvance Loans shall constitute Obligations secured by the Collateral and shall be entitled to all benefits of the Loan Documents.

(B)     The Administrative Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrower(s) to cure an Overadvance as long as (a) such Overadvance does not continue for more than 30 consecutive days and (b) the aggregate amount of the Overadvances existing at any time, together with the Protective Advances outstanding at any time, do not exceed ten percent (10.0%) of the Commitments then in effect. In no event shall Overadvance Loans be required that would cause the Total Revolving Credit Outstandings to exceed the Aggregate Revolving Credit Commitments. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Overadvance Loans to any or all Borrowers by written notice to the Administrative Agent. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section 2.01(c) nor authorized to enforce any of its terms.

(ii)     Protective Advances.

(A)     The Administrative Agent shall be authorized by each Borrower and the Lenders from time to time in the Administrative Agent’s discretion (but shall have absolutely no obligation to), to make Loans (which Loans shall be LIBOR Loans or, if LIBOR Loans are not available for any reason, Base Rate Loans) to the Borrowers on behalf of the Lenders (any of such Loans are herein referred to as “Protective Advances”) which the Administrative Agent deems necessary or desirable to (a) preserve or protect Collateral or any portion thereof or (b) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Credit Loans and other Revolving Obligations; provided that no Protective Advance shall cause the aggregate amount of the Total Revolving Credit Outstandings at such time to exceed the Aggregate Revolving Credit Commitments then in effect. All Protective Advances made by the Administrative Agent constitute Obligations secured by the Collateral and shall be treated for all purposes as LIBOR Loans or Base Rate Loans, as applicable.

(B)     The aggregate amount of Protective Advances outstanding at any time, together with the aggregate amount of Overadvances existing at any time, shall not exceed ten percent (10.0%) of the Aggregate Revolving Credit Commitments then in effect. Protective Advances may be made even if the conditions set forth in Section 5.02 have not been satisfied. Each Lender shall participate in each Protective Advance on a ratable basis. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances to any or all Borrowers by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. At any time that there is sufficient Availability and the conditions precedent set forth in Section 5.02 have been satisfied, the Administrative Agent may request the Lenders to make a Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.21(b)(iii).

(C)     Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance equal to the proportion of the Total Credit Exposure of such Lender to the Total Credit Exposure of all Lenders (its “Ratable Share”) of such Protective Advance. Each Lender shall transfer (a “Transfer”) the amount of such Lender’s purchased interest and participation promptly when requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, but in any case not later than 3:00 p.m. on the Business Day notified (if notice is provided by the Administrative Agent prior to 12:00 p.m. and otherwise on the immediately following Business Day (the “Transfer Date”)). Transfers may occur during the existence of a Default or Event of Default and whether or not the applicable conditions precedent set forth in Section 5.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amount of the applicable Protective Advance and shall constitute Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Transfer Date, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Overnight Rate for three (3) Business Days and thereafter at the LIBOR Rate (or, if LIBOR Loans are not available for any reason, the Base Rate). From and after the date, if any, on which any Lender is required to fund, and funds, its interest and participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Ratable Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

2.02     Borrowings, Conversions and Continuations of Loans.

(a)        Each Borrowing of Revolving Credit Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. on the requested date of such Borrowing. Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be promptly confirmed in writing by a Responsible Officer of the Borrower Agent. Except as provided in Sections 2.02(d), 2.03(c) and 2.04(c), each Borrowing of Revolving Credit Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Following the occurrence and during the continuance of a Specified Event of Default, there shall be no minimum borrowing amounts for Revolving Credit Loans. Each such notice (whether telephonic or written) shall specify (i) the principal amount of Revolving Credit Loans to be borrowed and (ii) the requested date of the Borrowing (which shall be a Business Day). Notwithstanding anything to the contrary contained herein, (i) unless LIBOR Loans are unavailable, including as a result of any event described in Section 3.02 or 3.03, (x) all Borrowings shall be made as LIBOR Loans, (y) no LIBOR Loans shall be permitted to be converted to Base Rate Loans and (z) all LIBOR Loans shall be automatically continued and (ii) if LIBOR Loans are unavailable for any reason, including as a result of any event described in Section 3.02 or 3.03, (x) all Borrowings shall be made as Base Rate Loans, (y) no Base Rate Loans shall be permitted to be converted to LIBOR Loans and (z) all LIBOR Loans shall be automatically converted to Base Rate Loans; provided that upon any subsequent reinstatement of the availability of LIBOR Loans all Base Rate Loans shall be automatically converted to LIBOR Loans.

(b)        Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Loans. In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of BMO with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are Letter of Credit Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such Letter of Credit Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)        The Administrative Agent shall promptly notify the Borrower Agent and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Agent and the Lenders of any change in BMO’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d)        Borrowers and each Lender hereby irrevocably authorize the Administrative Agent, in the Administrative Agent’s sole discretion, to advance to Borrowers, and/or to pay and charge to Borrowers’ Loan Account hereunder, all sums necessary to pay (i) any interest accrued on the Obligations when due and to pay all fees, costs and expenses and other Obligations at any time owed by any Loan Party to the Administrative Agent or any Lender hereunder and (ii) any service charge or expenses due pursuant to Section 11.04 when due. The Administrative Agent shall advise the Borrower Agent of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under this Agreement. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall constitute Revolving Credit Loans (notwithstanding the failure of the Borrowers to satisfy any of the conditions to Credit Extensions in Section 5.02) and Obligations hereunder and shall bear interest at the interest rate then and thereafter applicable to LIBOR Loans (or, if LIBOR Loans are not available for any reason, Base Rate Loans).

2.03     Letters of Credit.

(a)        The Letter of Credit Commitment.

(i)     Subject to the terms and conditions set forth herein, (A) the Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the earlier to occur of the Letter of Credit Expiration Date or the termination of the Availability Period, to issue Letters of Credit at the request of the Borrower Agent for the account of a Borrower (or Holdings or any Subsidiary of Holdings so long as such Borrower is a joint and several co-applicant; references to a “Borrower” in this Section 2.03 shall be deemed to include reference to Holdings or such Subsidiary, as the case may be), and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of a Borrower and any drawings thereunder; provided that the Letter of Credit Issuer shall not be obligated to make any Letter of Credit Extension with respect to any Letter of Credit, and no Revolving Credit Lender shall be obligated to participate in any Letter of Credit, if as of the date of such Letter of Credit Extension, (A) the Total Revolving Credit Outstandings would exceed the Maximum Borrowing Amount, (B) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Revolving Credit Lender’s Revolving Credit Commitment, or (C) the Outstanding Amount of all Letter of Credit Obligations would exceed the Letter of Credit Sublimit. Each request by the Borrower Agent for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower Agent that the Letter of Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)          The Letter of Credit Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur (i) as to standby Letters of Credit, more than twelve months after the date of issuance or last renewal, and (ii) as to commercial Letters of Credit, later than the earlier of (1) 270 days after the date of issuance thereof and (2) 60 days before the Letter of Credit Expiration Date, unless in each case the Administrative Agent have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless fully Cash Collateralized in an amount equal to 105% of the amount thereof, or all the Lenders have approved such expiry date;

(iii)          The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit or any Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the Letter of Credit Issuer;

(C) such Letter of Credit is in an initial amount less than $10,000;

(D) any Lender is at that time a Defaulting Lender, unless the Letter of Credit Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Letter of Credit Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the Letter of Credit Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Letter of Credit Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)          The Letter of Credit Issuer shall not amend any Letter of Credit if the Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)          The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)         The Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.

(b)        Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Agent delivered to the Letter of Credit Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Agent and, if applicable, of the applicable Borrower. Such Letter of Credit Application must be received by the Letter of Credit Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the Letter of Credit Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing or presentation thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing or presentation thereunder; and (G) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Letter of Credit Issuer may require. Additionally, the Borrower Agent shall furnish to the Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Administrative Agent may require.

(ii)     Promptly after receipt of any Letter of Credit Application, the Letter of Credit Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless the Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of Holdings or Holdings and the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)     If the Borrower Agent so requests in any applicable Letter of Credit Application, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit other than a commercial Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower Agent shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower Agent that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(iv)     Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the Borrower Agent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)        Drawings and Reimbursements; Funding of Participations.

(i)     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or presentation of documents under such Letter of Credit, the Letter of Credit Issuer shall notify the Borrower Agent and the Administrative Agent thereof. Not later than 1:00 p.m. on the date of any payment by the Letter of Credit Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the Letter of Credit Issuer through the Administrative Agent in Dollars and in an amount equal to the amount of such drawing. If the Borrowers fail to reimburse the Letter of Credit Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing or payment (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof. In such event, the Borrower Agent shall be deemed to have requested a Revolving Credit Borrowing of LIBOR Loans (or, if LIBOR Loans are not available for any reason, Base Rate Loans) to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the Letter of Credit Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)     Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the Letter of Credit Issuer, in Dollars, at the Administrative Agent’s Office for Dollar denominated payments an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a LIBOR Revolving Credit Loan (or, if LIBOR Revolving Credit Loans are not available for any reason, a Base Rate Revolving Credit Loan) to the Borrower Agent in such amount. The Administrative Agent shall remit the funds so received to the Letter of Credit Issuer in Dollars.

(iii)     With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the Letter of Credit Issuer a Letter of Credit Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)     Until each Revolving Credit Lender funds its Revolving Credit Loan or Letter of Credit Advance pursuant to this Section 2.03(c) to reimburse the Letter of Credit Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the Letter of Credit Issuer.

(v)     Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or Letter of Credit Advances to reimburse the Letter of Credit Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Letter of Credit Issuer, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the Letter of Credit Issuer for the amount of any payment made by the Letter of Credit Issuer under any Letter of Credit, together with interest as provided herein.

(vi)     If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Letter of Credit Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the Letter of Credit Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Letter of Credit Issuer at a rate per annum equal to the applicable Overnight Rate for three (3) Business Days and thereafter at the LIBOR Rate (or, if LIBOR Loans are not available for any reason, the Base Rate), plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. A certificate of the Letter of Credit Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)     Repayment of Participations. At any time after the Letter of Credit Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s Letter of Credit Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the Letter of Credit Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Percentage thereof in Dollars (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s Letter of Credit Advance was outstanding) and in the same funds as those received by the Administrative Agent.

(e)     Obligations Absolute. The obligation of the Borrowers to reimburse the Letter of Credit Issuer for each drawing under each Letter of Credit, and to repay each Letter of Credit Borrowing shall be joint and several and absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)     the existence of any claim, counterclaim, set-off, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)     any draft, demand, certificate or other document or endorsement presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)     any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

(f)     Role of Letter of Credit Issuer. Each Revolving Credit Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Related Persons nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit. The Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)     Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower Agent, when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h)     Fronting Fee and Documentary and Processing Charges Payable to Letter of Credit Issuer. The Borrowers shall pay directly to the Letter of Credit Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate equal to one-eighth of one percent (0.125%), computed on the amount of such Letter of Credit (a “Fronting Fee”), and payable upon the issuance or renewal (automatic or otherwise) thereof or upon any amendment increasing the amount thereof (in the case of such amendment only upon the increased amount thereof). In addition, the Borrowers shall pay directly to the Letter of Credit Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Letter of Credit Issuer relating to letters of credit issued by it as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i)     Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j)        Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings, any Subsidiary of Holdings or any other Borrower, each Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings, any Subsidiary of Holdings or any other Borrower inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of Holdings, such Subsidiary of Holdings or such other Borrower.

2.04     Swing Line Loans.

(a)        The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, but shall not be obligated to, make loans in reliance upon the agreements of the other Lenders set forth in this Section 2.04 in Dollars (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and Letter of Credit Obligations of the Revolving Credit Lender acting as Swing Line Lender, may exceed the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Maximum Borrowing Amount, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits and subject to the discretion of the Swing Line Lender to make Swing Line Loans, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.06, and reborrow under this Section 2.04. Each Swing Line Loan shall be a LIBOR Loan (or, if LIBOR Loans are not available for any reason, a Base Rate Loan). Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)        Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower Agent’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Agent. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will (i) deliver notice to the Borrower Agent and the Administrative Agent as to whether it will or will not make such Swing Line Loan available to the Borrowers and, if agreeing to make such Swing Line Loan, (ii) confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 1:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower Agent at its office by crediting the account of the Borrower Agent on the books of the Swing Line Lender in Same Day Funds.

(c)     Refinancing of Swing Line Loans.

(i)     The Swing Line Lender at any time in its sole and absolute discretion, but no less frequently than weekly, may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a LIBOR Revolving Credit Loan (or, if LIBOR Revolving Credit Loans are not available for any reason, a Base Rate Revolving Credit Loan) in an amount equal to such Revolving Credit Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02 without regard to the minimum and multiples specified therein for the principal amount of Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Borrower Agent with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a LIBOR Revolving Credit Loan (or, if LIBOR Revolving Credit Loans are not available for any reason, a Base Rate Revolving Credit Loan) to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)     If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Revolving Credit Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)     If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate for three (3) Business Days and thereafter at the LIBOR Rate (or, if LIBOR Rate Loans are not available for any reason, the Base Rate), plus any administrative processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)     Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(v)     All refinancings and fundings under this Section 2.04(c) shall be in addition to and without duplication of the settlement procedures and obligations under Section 2.14.

(d)        Repayment of Participations. At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(e)        Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its LIBOR Revolving Credit Loan (or, if LIBOR Revolving Credit Loans are not available for any reason, its Base Rate Revolving Credit Loan) or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)        Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05     Repayment of Loans.

(a)        Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the account of each the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of and all accrued and unpaid interest on all Revolving Credit Loans outstanding on such date.

(b)        Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) each refinancing date arising under Section 2.04(c) and (ii) the Maturity Date.

(c)        Other Obligations. Obligations other than principal and interest on the Loans, including Letter of Credit Obligations and Extraordinary Expenses, shall be paid by Borrowers as specifically provided herein and in any other applicable Loan Documents or, if no payment date is specified, on demand.

2.06     Prepayments.

(a)        Optional.

(i)     The Borrowers may, upon notice to the Administrative Agent from the Borrower Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that except with respect to prepayments in accordance with Section 4.04(c), (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. on the date of prepayment of such Loans; and (B) any prepayment of Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Following the occurrence and during the continuance of a Specified Event of Default, there shall be no minimum repayment amount for Loans. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower Agent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Loan shall be accompanied by any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentage.

(ii)     The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent) from the Borrower Agent, at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty (subject to any additional amounts required pursuant to Section 3.05); provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower Agent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)        Mandatory.

(i)     Equity Issuance. Upon the sale or issuance by any Loan Party or any of its Subsidiaries of any of its Equity Interests (other than an Excluded Equity Issuance) following the occurrence and during the continuance of a Specified Event of Default, the Borrowers shall prepay, immediately upon receipt by such Loan Party or such Subsidiary of the Net Cash Proceeds therefrom, an aggregate principal amount of Loans (and Cash Collateralize Letter of Credit Obligations, if applicable) equal to 100% of all Net Cash Proceeds received therefrom.

(ii)     Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 8.01) following the occurrence and during the continuance of a Specified Event of Default, the Borrowers shall prepay immediately upon receipt by such Loan Party or such Subsidiary of the Net Cash Proceeds therefrom, an aggregate principal amount of Loans (and Cash Collateralize Letter of Credit Obligations, if applicable) equal to 100% of all Net Cash Proceeds received therefrom.

(iii)     Overadvances. If for any reason the Total Revolving Credit Outstandings at any time exceed the Borrowing Base at such time, the Borrowers shall upon demand prepay Revolving Credit Loans, Swing Line Loans and Letter of Credit Borrowings and/or Cash Collateralize the Letter of Credit Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the Letter of Credit Obligations pursuant to this Section 2.06(b)(iii) unless, after the prepayment of the Revolving Credit Loans and Swing Line Loans, the Total Revolving Credit Outstandings exceed the Aggregate Revolving Credit Commitments at such time.

(c)        Application of Mandatory Prepayments. Subject to Section 9.03:

(i)     Each prepayment of Loans pursuant to the provisions of Section 2.06(b) shall be applied to the Revolving Credit Facility in the manner set forth in clause (ii) below. Subject to Section 2.17, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentage.

(ii)     Except as otherwise provided in Section 2.17, prepayments of the Revolving Credit Facility made pursuant to Section 2.06(b), first, shall be applied ratably to the Letter of Credit Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, third, shall be used to Cash Collateralize the remaining Letter of Credit Obligations in the Minimum Collateral Amount and, fourth, the amount remaining, if any, after the prepayment in full of all Letter of Credit Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining Letter of Credit Obligations in the Minimum Collateral Amount may be retained by the Borrowers for use in the Ordinary Course of Business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the Letter of Credit Issuer or the Revolving Credit Lenders, as applicable.

2.07     Termination or Reduction of Commitments. The Borrowers may, upon notice to the Administrative Agent from the Borrower Agent, terminate the Aggregate Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Aggregate Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Aggregate Revolving Credit Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of Letter of Credit Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit and (iv) if, after giving effect to any reduction or termination of the Aggregate Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit. Any reduction of the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments shall be paid on the effective date of such termination.

2.08     Interest.

(a)        Subject to the provisions of subsection (b) below, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the LIBOR Rate plus the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each other Obligation (including, to the extent not prohibited by applicable Law, interest not paid when due) shall bear interest on the unpaid amount thereof at a rate per annum equal to the LIBOR Rate (or, if LIBOR Loans are not available for any reason, the Base Rate) plus the Applicable Margin.

(b)          (i)     If any amount payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i)     If any other Event of Default exists, then the Administrative Agent may, and upon the request of the Required Lenders shall, require (and notify the Borrowers thereof) that all outstanding Loan Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(ii)     Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)        Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09     Fees.

(a)        Unused Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a fee (the “Unused Fee”) equal to the Unused Fee Rate times the Unused Facility Amount. The Unused Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable monthly in arrears on the first Business Day after each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.

(b)        Letter of Credit Fees. Subject to the provisions of the last sentence of this clause (b), the Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (“Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for LIBOR Loans times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Letter of Credit Issuer shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the Letter of Credit Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. The Letter of Credit Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the first Business Day after each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. If there is any change in the Applicable Margin for LIBOR Loans during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin for LIBOR Loans separately for each period during such quarter that such Applicable Margin was in effect. At all times that the Default Rate shall be applicable to any Loans pursuant to Section 2.08(b), the Letter of Credit Fees payable under this clause (b) shall accrue and be payable at the Default Rate.

(c)        Fee Letter. The Borrowers agree to pay to the Administrative Agent, for its own account, the fees payable in the amounts and at the times set forth in the Fee Letter.

(d)        Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to (i) the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Revolving Credit Lenders, and otherwise, to the Lenders entitled thereto or (ii) the Letter of Credit Issuer, in the case of fees payable to it. Fees paid shall not be refundable under any circumstances.

2.10     Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to LIBOR) and the Unused Fee shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan or other Obligation not paid when due for the day on which the Loan is made or such Obligation is due and unpaid, and shall not accrue on a Loan, or any portion thereof, or such Obligation for the day on which the Loan, or such portion thereof, or Obligation is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11     Evidence of Debt.

(a)        Loan Account. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the Ordinary Course of Business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Loan Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Revolving Credit Loan Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)        Account Records. In addition to the accounts and records referred to in (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12     Payments Generally; the Administrative Agent’s Clawback.

(a)        General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Subject to Section 2.14, Section 9.03 and payments made following the occurrence and during the continuance of a Specified Event of Default from the Concentration Account, the Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)        Presumptions by Administrative Agent.

(i)     Funding by Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing prior to 12:00 noon on the date of such Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to LIBOR Loans (or, if LIBOR Loans are not available for any reason, Base Rate Loans). If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)     Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower Agent prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the Letter of Credit Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the Letter of Credit Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the Letter of Credit Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Letter of Credit Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)        Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)        Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)        Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)        Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Letter of Credit Borrowings, interest and fees then due hereunder, such funds shall be applied as provided in Section 2.06(c).

2.13     Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) the Loan Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Loan Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Loan Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Loan Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) the Loan Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Loan Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Loan Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Loan Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in Letter of Credit Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Loan Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)     the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.16, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Letter of Credit Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14     Settlement Among Lenders.

(a)        The amount of each Revolving Credit Lender’s Applicable Percentage of outstanding Revolving Credit Loans shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and such amount shall be adjusted upward or downward based on all Revolving Credit Loans and repayments of Revolving Credit Loans received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b)       The Administrative Agent shall deliver to each of the Revolving Credit Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Credit Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Revolving Credit Lender its Applicable Percentage of repayments, and (ii) each Revolving Credit Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Revolving Credit Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the Revolving Credit Outstandings of each Revolving Credit Lender shall be equal to such Revolving Credit Lender’s Applicable Percentage of the Total Revolving Credit Outstandings as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Revolving Credit Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Revolving Credit Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Revolving Credit Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any reasonable administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

2.15     Nature and Extent of Each Borrower’s Liability.

(a)        Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for all Obligations, except Excluded Swap Obligations, and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the Facility Termination Date, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Administrative Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by the Administrative Agent or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by the Administrative Agent or any Lender in proceeding under Debtor Relief Laws for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of the Administrative Agent or any Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment in cash or Cash Collateralization of all Obligations on the Facility Termination Date.

(b)        Waivers.

(i)     Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Administrative Agent or Lenders to marshal assets or to proceed against any Borrower, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations. It is agreed among each Borrower, the Administrative Agent and Lenders that the provisions of this Section 2.15 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Administrative Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii)     The Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 2.15. If, in taking any action in connection with the exercise of any rights or remedies, the Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim of forfeiture of such rights or remedies based upon it, even if the action may result in loss of any rights of subrogation that such Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of the Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. The Administrative Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.15, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c)     Extent of Liability; Contribution.

(i)     Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 2.15 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(ii)     If any Borrower makes a payment under this Section 2.15 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.15 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(iii)     Each Loan Party that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 2.15 voidable under Section 548 of the Bankruptcy Code or under any applicable fraudulent transfer or conveyance act, or similar statute or common law). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Payment in Full of the Obligations. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

(d)     Joint Enterprise. Each Borrower has requested that the Administrative Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. The Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. The Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. The Borrowers acknowledge that the Administrative Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(e)        Subordination. Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the full payment in cash or Cash Collateralization of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) on the Facility Termination Date.

(f)        Borrower Agent.

(i)     Each Loan Party hereby irrevocably appoints and designates Holdings (in such capacity, the “Borrower Agent”) as its representative and agent and attorney-in-fact for all purposes under the Loan Documents, including, as applicable, requests for Credit Extensions, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Letter of Credit Issuer or any Lender.

(ii)     Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by the Borrower Agent shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(iii)     The Borrower Agent hereby accepts the appointment by each Loan Party hereunder to act as its agent and attorney-in-fact.

(iv)     The Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower or other Loan Party. The Administrative Agent and Lenders may give any notice to or communication with a Borrower or other Loan Party hereunder to the Borrower Agent on behalf of such Borrower or Loan Party. Each of the Administrative Agent, the Letter of Credit Issuers and the Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower and each other Loan Party agrees (or, if not a party hereto, by execution and delivery of a Guarantee of any of the Obligations shall be deemed to have agreed) that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

2.16     Cash Collateral.

(a)        Certain Credit Support Events. If (i) the Letter of Credit Issuer has honored any full or partial drawing request under any Letter of Credit upon presentation and such drawing has resulted in a Letter of Credit Borrowing, (ii) as of the Letter of Credit Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, (iii) any Protective Advance shall not have been funded by the Lenders upon demand by the Administrative Agent, (iv) the Borrowers shall be required to provide Cash Collateral pursuant to Section 9.02 or (v) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iv) above) or within three Business Days (in all other cases) following any request by the Administrative Agent or the Letter of Credit Issuer, provide Cash Collateral in an amount not less than the Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (v) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)        Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant to Section 2.16(a), and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at BMO.

(c)        Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided in respect of Letters of Credit, Swing Line Loans or Protective Advances shall be held and applied to the specific Letter of Credit Obligations, Swing Line Loans or Protective Advances (including any Defaulting Lender’s obligation to fund participations in respect thereof) for which the Cash Collateral was so provided (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)        Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi)) or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral.

2.17     Defaulting Lenders.

(a)        Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)     Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if such Defaulting Lender is a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Letter of Credit Issuer or Swing Line Lender hereunder; third, if such Defaulting Lender is a Revolving Credit Lender, to Cash Collateralize the Letter of Credit Issuer’s and the Administrative Agent’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower Agent may request (so long as no Default or Event of Default exists) to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Agent, to be held in a deposit account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) if such Defaulting Lender is a Revolving Credit Lender, Cash Collateralize the Letter of Credit Issuer’s and the Administrative Agent’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Protective Advances; sixth, in the case of a Defaulting Lender, to the payment of any obligations owing to the other Lenders (including the Letter of Credit Issuer or Swing Line Lender) as a result of any judgment of a court of competent jurisdiction obtained by any Lender (including the Letter of Credit Issuer or Swing Line Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations, Swing Line Loans and Protective Advances are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Certain Fees. No Defaulting Lender shall be entitled to receive any Unused Fee payable pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender. Each Defaulting Lender which is a Revolving Credit Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to this clause (iii), the Borrowers shall (A) pay to each Non-Defaulting Lender which is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)     Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations, Swing Line Loans and Protective Advances shall be reallocated among the Non-Defaulting Lenders which are Revolving Credit Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrower Agent shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)       Defaulting Lender Cure. If the Borrower, the Administrative Agent and, in the case that a Defaulting Lender is a Revolving Credit Lender, the Swing Line Lender and the Letter of Credit Issuer, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18     Increase in Revolving Credit Commitments.

(a)        Request for Increase. Provided there exists no Default, upon notice to and with the written consent of the Administrative Agent (which shall promptly notify the applicable Revolving Credit Lenders), the Borrower Agent may from time to time request an increase in the Aggregate Revolving Credit Commitments by an amount (for all such requests) not exceeding $50,000,000 (each such increase, a “Commitment Increase”); provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 in the aggregate or, if less, the entire unutilized amount of the maximum amount of all such requests set forth above and (ii) no more than three (3) such requests shall be made during the term of this Agreement. At the time of sending such notice, the Borrower Agent (in consultation with the Administrative Agent) shall specify the time period within which each applicable Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the applicable Revolving Credit Lenders).

(b)        Revolving Credit Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to commit to a portion of the requested increase of the Revolving Credit Facility and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to commit to any portion of the requested increase.

(c)        Notification by Administrative Agent; Additional Revolving Credit Lenders. The Administrative Agent shall notify the Borrower Agent of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed), the Borrower Agent may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in substantially the form of Exhibit G hereto (each such Eligible Assignee issuing a commitment, executing and delivering such joinder agreement and becoming a Revolving Credit Lender, an “Additional Commitment Lender”), provided, however, that without the consent of the Administrative Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $5,000,000.

(d)     Effective Date and Allocations. If the Aggregate Revolving Credit Commitments are increased in accordance with this Section 2.18, the Administrative Agent and the Borrower Agent shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower Agent and the Revolving Credit Lenders of the final allocation of such increase and the Increase Effective Date.

(e)     Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower Agent shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, the representations and warranties contained in Article VI and in the other Loan Documents, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in Section 6.04 shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.01(a) and 7.01(b), respectively, (ii) the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in substantially the form of Exhibit G hereto; (iii) the Borrowers shall have paid such fees and other compensation to the Revolving Credit Lenders increasing their Revolving Commitments and to the Additional Commitment Lenders as the Borrowers and such Lenders and Additional Commitment Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees, if any, to the Administrative Agent as the Borrowers and the Administrative Agent may agree; (v) other than the fees and compensation referred to in clauses (iii) and (iv) above, the Commitment Increase shall be on the same terms and pursuant to the same documentation applicable to the existing Revolving Commitments, (vi) the Borrowers shall deliver to the Administrative Agent (A) an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Loan Parties reasonably satisfactory to the Administrative Agent and dated such date and (B) a certification from the Borrower Agent, or other evidence reasonably satisfactory to the Administrative Agent, that such increase is permitted under the documents governing the Floor Pan Debt and any other material Indebtedness; (viii) the Borrowers, the Lenders increasing their Commitments and each Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested; and (ix) no Default or Event of Default exists or shall result therefrom. The Revolving Credit Loans outstanding on the Increase Effective Date shall be reallocated and adjusted between and among the applicable Lenders, and the Borrowers shall pay any additional amounts required pursuant to Section 3.05 resulting therefrom, to the extent necessary to keep the outstanding applicable Revolving Credit Loans ratable among the applicable Lenders with any revised Applicable Percentages, as applicable, arising from any nonratable increase in the applicable Revolving Credit Loans under this Section 2.18.

(f)     Conflicting Provisions. This Section 2.18 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01     Taxes.

(a)        Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)     Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Loan Parties or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower Agent or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)     If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent or Borrower Agent, as the case may be, shall withhold or make such deductions as are determined by the Administrative Agent or Borrower Agent, as the case may be, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent or Borrower Agent, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Letter of Credit Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)        Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)        Tax Indemnification by the Borrowers.

(i)     Without limiting the provisions of subsection (a) or (b) above, each Loan Party shall, and does hereby, indemnify the Administrative Agent, each Lender and the Letter of Credit Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Administrative Agent or paid by the Administrative Agent, such Lender or the Letter of Credit Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than expenses attributable to the failure or delay by Administrative Agent, such Lender or such Letter of Credit Issuer, to make such written demand to the Borrower Agent within 180 days of becoming aware that such Indemnified Taxes or Other Taxes under this Section 3.01 have been levied, imposed or asserted against it), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower Agent by a Lender or the Letter of Credit Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Letter of Credit Issuer, shall be conclusive absent manifest error.

(ii)     Without limiting the provisions of subsection (a) or (b) above, each Lender and the Letter of Credit Issuer shall, and does hereby, indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the reasonable fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against the Loan Parties or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Letter of Credit Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Letter of Credit Issuer, as the case may be, to the Borrower Agent or the Administrative Agent pursuant to subsection (e). Each Lender and the Letter of Credit Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Letter of Credit Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Letter of Credit Issuer and the occurrence of the Facility Termination Date.

(d)     Evidence of Payments. Upon request by the Borrower Agent or the Administrative Agent, as the case may be, after any payment of Taxes by the Loan Parties or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower Agent shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower Agent or the Administrative Agent, as the case may be.

(e)     Status of Lenders; Tax Documentation.

(i)     Each Lender shall deliver to the Borrower Agent and to the Administrative Agent, at the time such Lender becomes a party hereto and at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower Agent or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Loan Parties pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)     Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower Agent and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrower Agent or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower Agent or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)     executed originals of Internal Revenue Service Form W-8BEN-E (or, if applicable, W-8BEN) claiming eligibility for benefits of an income tax treaty to which the United States is a party with respect to payments of interest under any Loan Document and with respect to any other applicable payments under any Loan Document of “business profits” or “other income”,

(II)     executed originals of Internal Revenue Service Form W-8ECI,

(III)     executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN (or, if applicable, W-8BEN), or

(V)     executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower Agent or the Administrative Agent to determine the withholding or deduction required to be made; and

(C) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of this Section 3.01, “Laws” shall include FATCA

(iii)     Each Lender shall promptly (A) notify the Borrower Agent and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Loan Parties or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)        Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Letter of Credit Issuer, or have any obligation to pay to any Lender or the Letter of Credit Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Letter of Credit Issuer, as the case may be. If the Administrative Agent, any Lender or the Letter of Credit Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the Letter of Credit Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Administrative Agent, such Lender or the Letter of Credit Issuer, agrees to repay the amount paid over to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Letter of Credit Issuer in the event the Administrative Agent, such Lender or the Letter of Credit Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Letter of Credit Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

3.02     Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to LIBOR, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Agent through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBOR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Loan Parties shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon LIBOR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon LIBOR.

3.03     Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBOR Loan or a continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount of such LIBOR Loan and with a term of one month, (b) adequate and reasonable means do not exist for determining one month LIBOR with respect to a proposed LIBOR Loan or in connection with an existing or proposed Base Rate Loan, or (c) LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower Agent and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04     Increased Costs; Reserves on LIBOR Loans.

(a)        Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the Letter of Credit Issuer;

(ii)     subject any Lender or the Letter of Credit Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Letter of Credit Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Letter of Credit Issuer); or

(iii)     impose on any Lender or the Letter of Credit Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to LIBOR (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Letter of Credit Issuer issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Letter of Credit Issuer, the Loan Parties will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)     Capital Requirements. If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time pursuant to subsection (c) below the Loan Parties will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of a Lender or the Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower Agent shall be conclusive absent manifest error. The Loan Parties shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)     Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Loan Parties of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)     Reserves on LIBOR Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Agent shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05     Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)        any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)        any failure by Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower Agent; or

(c)        any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower Agent pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at LIBOR for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

3.06     Mitigation Obligations; Replacement of Lenders.

(a)        Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender, the Letter of Credit Issuer or any Governmental Authority for the account of any Lender or the Letter of Credit Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the Letter of Credit Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Letter of Credit Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the Letter of Credit Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Letter of Credit Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the Letter of Credit Issuer in connection with any such designation or assignment.

(b)        Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.

3.07     Survival. All of the Borrowers’ obligations under this Article III shall survive the resignation of the Administrative Agent, the Letter of Credit Issuer and the Swing Line Lender, the replacement of any Lender and the occurrence of the Facility Termination Date.

ARTICLE IV
SECURITY AND ADMINISTRATION OF COLLATERAL

4.01     Security.

(a)        Generally. As security for the full and timely payment and performance of all Obligations, Borrower Agent shall, and shall cause each other Borrower to, on or before the Closing Date, do or cause to be done all things necessary in the opinion of the Administrative Agent and its counsel to grant to the Administrative Agent for the benefit of the Credit Parties a duly perfected first priority security interest in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer, except as expressly permitted hereunder. Without limiting the foregoing, on the Closing Date Borrower Agent shall deliver, and shall cause each Borrower to deliver, to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, (a) the Security Agreement, which shall pledge to the Administrative Agent for the benefit of the Credit Parties certain personal property of the Borrowers and the other Loan Parties more particularly described therein, and (b) Uniform Commercial Code financing statements in form, substance and number as reasonably requested by the Administrative Agent, reflecting the Lien in favor of the Credit Parties on the Collateral, and shall take such further action and deliver or cause to be delivered such further documents as required by the Security Instruments or otherwise as the Administrative Agent may reasonably request to effect the transactions contemplated by this Article IV.

4.02     Collateral Administration.

(a)        Administration of Accounts.

(i)     Proceeds of Accounts Collateral. The Loan Parties shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts constituting Collateral or otherwise relating to Collateral are made directly to a Controlled Deposit Account (or a lockbox relating to a Controlled Deposit Account). The Administrative Agent retains the right at all times after the occurrence and during the continuance of a Specified Event of Default to notify Account Debtors that a Loan Party’s Accounts, to the extent constituting Collateral, have been assigned to the Administrative Agent and to collect such Accounts directly in such Loan Party’s name, or in the name of the Administrative Agent’s agent, and to charge the collection costs and expenses, including reasonable attorneys’ fees, to the Loan Account.

(ii)     Extensions of Time for Payment. In addition, upon the occurrence and during the continuance of an Event of Default, other than in the Ordinary Course of Business, no Loan Party shall (i) grant any extension of the time for payment of any Account constituting Collateral, (ii) compromise or settle any such Account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any such Account, (iv) allow any credit or discount whatsoever on any such Account or (v) amend, supplement or modify any such Account in any manner that could reasonably be expected to materially adversely affect the value thereof.

(b)        Administration of Parts Inventory.

(i)     Records and Reports of Parts Inventory. Each Loan Party shall keep accurate and complete records of its Parts Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request, but no more often than once every 30 days unless an Event of Default or a Reporting Trigger Period has occurred and is continuing. Each Loan Party shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Administrative Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to the Administrative Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Administrative Agent may reasonably request. The Administrative Agent may, at its expense unless an Event of Default has occurred and is continuing, participate in and observe each physical count. The Administrative Agent, in its reasonable discretion, if any Event of Default is continuing, may cause additional such inventories to be taken as the Administrative Agent determines (each, at the expense of the Loan Parties).

(ii)     Returns of Parts Inventory. No Loan Party shall return any Parts Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Event of Default or Overadvance exists or would result therefrom; and (c) the Administrative Agent is promptly notified in writing if (I) the aggregate value of all Parts Inventory that is subject to a Repurchase Agreement returned in any month exceeds $5,000,000 or (II) the aggregate value of all Parts Inventory that is not subject to a Repurchase Agreement returned in any month exceeds $3,000,000.

(iii)     Acquisition, Sale and Maintenance. No Loan Party shall acquire or accept any Parts Inventory on consignment or approval. No Loan Party shall sell any Parts Inventory on consignment or approval or any other basis under which the customer may return or require a Loan Party to repurchase such Parts Inventory. The Loan Parties shall use, store and maintain all Parts Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity in all material respects with all applicable Laws, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

(c)        Administration of Company Vehicles. The Loan Parties shall at all times maintain records with respect to all Company Vehicles reasonably satisfactory to the Administrative Agent, keeping correct, detailed and accurate records describing such Company Vehicles, the quality and repair records with respect thereto, and the Loan Parties’ cost therefor. Except for Company Vehicles out for repair, in “over the road use” or retained for the purpose of loading or unloading, fueling and other customary uses in the Ordinary Course of Business, the Loan Parties shall keep all Company Vehicles only at the locations identified on Schedule 4.05, as updated from time to time pursuant to Section 7.01(d).

(d)       Collateral at Locations Subject to a Material Third-Party Agreement. With respect to any location of Collateral subject to a Material Third-Party Agreement entered into after the Closing Date, each Loan Party shall use commercially reasonable efforts to provide the Administrative Agent with Lien Waivers with respect to the premises subject to such Material Third-Party Agreements. Loan Parties acknowledge that if such Lien Waivers are not delivered, then, at the election of the Administrative Agent, from and after the date that is 91 days after the Closing Date, all or a portion of the Collateral at such locations may be deemed ineligible for inclusion in the Borrowing Base and/or the Administrative Agent may establish a Rent and Charges Reserve for such location; provided, however, that Company Vehicles that have been sent out for repair in the Ordinary Course of Business to a repairman that has not executed a Lien Waiver shall not be deemed ineligible for inclusion in the Borrowing Base and the Administrative Agent may not establish a Rent and Charges Reserve in respect thereof unless a Specified Event of Default has occurred and is continuing.

4.03     After Acquired Property; Further Assurances.

(a)        New Deposit Accounts and Securities Accounts. Concurrently with or prior to the opening of any Deposit Account, Securities Account or Commodity Account by any Loan Party into which proceeds of any Collateral are to be deposited, other than any Excluded Account, such Loan Party shall deliver to the Administrative Agent a Control Agreement covering such Deposit Account, Securities Account or Commodity Account, duly executed by such Loan Party, the Administrative Agent and the applicable Controlled Account Bank, securities intermediary or financial institution at which such account is maintained.

(b)        Future Leases. Without limiting the generality of Section 4.02(d), prior to entering into any new lease of Real Property or renewing any existing lease of Real Property following the Closing Date, each Loan Party shall use its commercially reasonable efforts to deliver to the Administrative Agent a Lien Waiver, in form and substance reasonably satisfactory to the Administrative Agent, executed by the lessor of any Real Property, to the extent the value of any Parts Inventory and Company Vehicles of the Borrowers held or to be held at such leased property exceeds (or it is anticipated that the value of such Parts Inventory and Company Vehicles will exceed at any point in time during the term of such leasehold term) $100,000.

(c)        Further Assurances. At the Borrowers’ cost and expense, upon the reasonable request of the Administrative Agent, the Loan Parties shall promptly duly execute and deliver, or cause to be duly executed and delivered, to the Administrative Agent such further information, instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Documents, including, to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Administrative Agent contemplated hereby and by the other Loan Documents (including, without limitation, in connection with the notation of the Administrative Agent’s Lien on the certificate of title of any Company Vehicle and any re-titling documentation related thereto; provided that, notwithstanding that the Administrative Agent shall take possession on the Closing Date of all certificates of title of one hundred percent (100%) of Company Vehicles owned by the Loan Parties on the Closing Date and shall have the notation of its Lien placed on the certificates of title of one hundred percent (100%) of Company Vehicles acquired by the Loan Parties after the Closing Date, no more than fifty percent (50%) of Company Vehicles owned by the Loan Parties on the Closing Date, by value, shall have the notation of the Administrative Agent’s Lien placed on their respective certificates of title unless an Event of Default has occurred and the Administrative Agent has effected such notation while such Event of Default was continuing), specifically including all Collateral acquired by the Borrowers after the Closing Date.

(d)        UCC Authorization. The Administrative Agent is hereby irrevocably authorized to execute (if necessary) and file or cause to be filed, with or if permitted by applicable Law without the signature of any Loan Party appearing thereon, all UCC financing statements reflecting any Loan Party as “debtor” and the Administrative Agent as “secured party”, and continuations thereof and amendments thereto, as the Administrative Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

4.04     Cash Management.

(a)        Controlled Deposit Accounts. On or prior to the Closing Date, each Loan Party shall enter into a Control Agreement with respect to each Deposit Account maintained by such Loan Party as of the Closing Date, other than Excluded Accounts, which shall include all lockboxes and related lockbox accounts used for the collection of Accounts constituting Collateral. Each Loan Party agrees that all invoices rendered and other requests made by any Loan Party for payment in respect of Accounts constituting Collateral shall contain a written statement directing payment in respect of such Accounts to be paid to a Controlled Deposit Account in its name. At the request of the Administrative Agent, the Borrower Agent shall cause bank statements and/or other reports from the Controlled Account Banks setting forth all amounts deposited in each Deposit Account to be delivered to the Administrative Agent not less often than monthly. If any Loan Party receives cash, Payment Items or other proceeds with respect to any Collateral, including all remittances received on account of Accounts constituting Collateral, the same shall be held as the Administrative Agent’s property, for its benefit and the benefit of Lenders, by such Loan Party as trustee of an express trust for Administrative Agent’s benefit and such Loan Party shall promptly (not later than the next Business Day) deposit same in kind in a Controlled Deposit Account or, following the occurrence and during the continuance of a Specified Event of Default, the Concentration Account. The Administrative Agent agrees with each Loan Party that it shall not give any instructions directing the disposition of funds from time to time credited to any Controlled Deposit Account or withhold any withdrawal rights from such Loan Party with respect to funds from time to time credited to any Controlled Deposit Account unless a Specified Event of Default has occurred and is continuing.

(b)     Concentration Account. Each Control Agreement with respect to a Controlled Deposit Account shall require that, following the occurrence and during the continuance of a Specified Event of Default, the Controlled Account Bank transfer all cash receipts and other collections on account of Collateral by ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Administrative Agent at BMO (the “Concentration Account”). The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in Section 4.04(c) below. In the event that, notwithstanding the provisions of this Section 4.04, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections described above, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into a Controlled Deposit Account, or following the occurrence and during the continuance of a Specified Event of Default, the Concentration Account, or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent. Notwithstanding the foregoing, to the extent a Specified Event of Default no longer exists, amounts remaining in the Concentration Account shall be, at the request of the Borrower Agent, transferred to one or more Controlled Deposit Accounts as specified by the Borrower Agent.

(c)     Application of Funds in the Concentration Account. All funds received in the Concentration Account in immediately available funds shall, subject to Section 9.03, be applied on a daily basis first, to the Letter of Credit Borrowings and the Swing Line Loans, second, to the outstanding Revolving Credit Loans and third, to any fees, expenses, costs or reimbursement obligations due and owing to the Agent or the Lenders. All funds received in the Concentration Account that are not immediately available funds (checks, drafts and similar forms of payment) shall be deemed applied by Administrative Agent on account of the Obligations (subject to final payment of such items) in accordance with the foregoing sentence on the first Business Day after receipt by Administrative Agent of such items in Administrative Agent’s account located in Chicago, Illinois. If as the result of such application of funds a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers but shall, so long as no Specified Event of Default then exists or no amounts remain outstanding under this Agreement (other than in respect of Letters of Credit that have been Cash Collateralized in accordance with Section 2.16), be disbursed to Borrowers or otherwise at Borrower Agent’s direction, upon Borrower Agent’s request.

(d)     Controlled Securities Accounts. On or prior to the Closing Date, each Loan Party shall enter into a Control Agreement with respect to each Securities Account and Commodity Account maintained by such Loan Party as of the Closing Date. At the request of the Administrative Agent, the Borrower Agent shall cause account statements and/or other reports from the applicable broker, financial institution or other financial intermediary setting forth all assets, including securities entitlements, financial assets or other amounts, held in each Securities Account or Commodity Account to be delivered to the Administrative Agent not less often than monthly. If following a Specified Event of Default funds in the Concentration Account are not sufficient to satisfy all outstanding obligations under this Agreement and Cash Collateralize all outstanding Letters of Credit, the Administrative Agent shall use the assets in the Controlled Securities Accounts to satisfy all outstanding obligations under this Agreement and Cash Collateralize all outstanding Letters of Credit, and shall make the remaining such assets available to Borrowers. The Administrative Agent agrees with each Loan Party that it shall not give any instructions directing the disposition of funds from time to time credited to any Controlled Securities Account or withhold any withdrawal rights from such Loan Party with respect to funds from time to time credited to any Controlled Securities Account unless a Specified Event of Default has occurred and is continuing and amounts remain outstanding under this Agreement (other than in respect of Letters of Credit that have been Cash Collateralized in accordance with Section 2.16).

ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01     Conditions of Initial Credit Extension. The obligation of each Lender and the Letter of Credit Issuer to make any initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)        The Administrative Agent’s receipt of the following items (except those items that are expressly permitted to be delivered after the Closing Date pursuant to the Post-Closing Agreement), each properly executed by a Responsible Officer of the applicable Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)     executed counterparts of this Agreement, each of the Security Instruments and the Fee Letter;

(ii)     Revolving Credit Loan Notes executed by the Borrowers in favor of each Lender requesting a Revolving Credit Loan Note;

(iii)     a perfection certificate signed by a Responsible Officer of each Loan Party (the “Closing Date Perfection Certificate”);

(iv)     such certificates of resolutions or other action, incumbency certificates (including specimen signatures), and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)     such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and in any other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect, including certified copies of such Loan Party’s Constituent Documents, shareholders’ agreements, certificates of good standing and/or qualification to engage in business from each jurisdiction identified on Schedule 5.01 hereto;

(vi)     a favorable opinion of Norton Rose Fulbright US LLP, counsel to the Loan Parties, and acceptable local counsel to the Loan Parties, each addressed to the Administrative Agent and each Lender and their successors and assigns, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vii)     certificates of Responsible Officers of the Borrower Agent or the applicable Loan Parties either (A) identifying all consents, licenses and approvals required in connection with the execution, delivery and performance by each Borrower and the validity against each such Loan Party of the Loan Documents to which it is a party, and stating that such consents, licenses and approvals shall be in full force and effect, and attaching true and correct copies thereof or (B) stating that no such consents, licenses or approvals are so required;

(viii)    a certificate signed by a Responsible Officer of the Borrower Agent certifying (A) that the conditions specified in Sections 5.02(a) and 5.02(b) have been satisfied and (B) as to the matters described in Section 5.01(d);

(ix)     (A) audited financial statements of Holdings and its Subsidiaries for each of the three fiscal years immediately preceding the Closing Date and (B) unaudited interim financial statements for Holdings and its Subsidiaries as of September 30, 2016;

(x)     a certificate signed by the Chief Financial Officer or the Chief Accounting Officer of the Borrower Agent certifying that, after giving effect to the entering into of the Loan Documents and the consummation of all of the Transactions, (A) each Borrower is Solvent and (B) the Loan Parties, taken as a whole, are Solvent;

(xi)     evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xii)     an initial Borrowing Base Certificate;

(xiii)     if a Borrowing is to be made on the Closing Date, initial written notice of Borrowing;

(xiv)     delivery of Uniform Commercial Code financing statements, suitable in form and substance for filing in all places required by applicable law to perfect the Liens of the Administrative Agent under the Security Instruments as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable law to perfect the Liens of the Administrative Agent under such Security Instruments as a first priority Lien in and to such other Collateral as the Administrative Agent may require;

(xv)     Uniform Commercial Code search results through a recent date showing only those Liens as are acceptable to the Administrative Agent and Lenders;

(xvi)     evidence satisfactory to the Administrative Agent that the consummation of the Transactions shall be in compliance with all applicable laws and regulations, with the receipt of all material governmental, shareholder and third party consents and approvals relating thereto;

(xvii)     copies of all material Floor Plan Loan Documents, all certified as true and correct by the Borrower Agent;

(xviii)     executed counterparts of the Post-Closing Agreement;

(xix)     such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Letter of Credit Issuer, the Swing Line Lender or the Required Lenders may reasonably require.

(b)        Any fees required to be paid on or before the Closing Date shall have been paid.

(c)        Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d)       The Administrative Agent shall be satisfied that after giving effect to (i) the initial Credit Extension hereunder, (ii) consummation of the Transactions and payment of all fees and expenses in connection therewith and (iii) any payables stretched beyond their customary payment practices, Availability shall be at least $15,000,000.

(e)        The Administrative Agent shall have received a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Sections 8.13(a), 8.13(b), 8.13(c) and 8.13(d), calculated after giving pro forma effect to (i) the initial Credit Extension hereunder, (ii) consummation of the Transactions and payment of all fees and expenses in connection therewith and (iii) any payables stretched beyond their customary payment practices.

(f)        Each of the Floor Plan Intercreditor Agreement, the Frost Bank Subordination Agreement and the IBS Intercreditor Agreement shall have been duly executed and delivered by each party thereto.

(g)        The Borrowers shall have delivered to the Administrative Agent the original certificates of title for all Company Vehicles owned by the Borrowers as of the Closing Date.

(h)        The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Arranger and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arranger.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02     Conditions to all Credit Extensions. The obligation of each Lender or Letter of Credit Issuer to honor any Request for Credit Extension or make the initial Credit Extension hereunder is subject to the following conditions precedent:

(a)        The representations and warranties of the Loan Parties contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02(a), the representations and warranties contained in Section 6.04 shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.01(a) and 7.01(b), respectively.

(b)        No Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)        The Administrative Agent and, if applicable, the Letter of Credit Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)        After giving effect to each Credit Extension, Total Revolving Credit Outstandings do not exceed the lesser of (i) the Total Revolving Credit Commitments minus all Line Reserves and (ii) the Borrowing Base.

Each Request for Credit Extension submitted by the Borrower Agent shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), 5.02(b) and 5.02(d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the Lenders, subject to the limitation set forth in Section 5.02(a), that:

6.01     Corporate Existence; Compliance with Law; Line of Business. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite corporate or limited partnership power, as applicable, and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance in all material respects with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law (including, without limitation, all applicable Environmental Laws), except where the failure to be in compliance would not have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect. The Borrowers are engaged in the business of selling Inventory at retail.

6.02     Loan.

(a)        Power and Authority. The execution, delivery and performance by each Loan Party of the Loan Documents (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect or (D) result in the imposition of any Lien (other than a Lien securing the Obligations) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, and (B) those listed on Schedule 6.02(a) and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Administrative Agent, and each of which on the Closing Date will be in full force and effect.

(b)        Due Execution and Delivery. From and after its delivery to the Administrative Agent, each Loan Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.03     Ownership of Group Members. Set forth on Schedule 6.03 is a complete and accurate list showing, as of the Closing Date, for each Group Member and each Subsidiary of any Group Member and each joint venture of any of them, its legal name, its jurisdiction of organization and the percentage of its Voting Stock owned by Holdings and each other Subsidiary, and for each joint venture, the nature of the application.

6.04     Financial Statements. The audited Consolidated balance sheet of Holdings as at December 31, 2016 and the related Consolidated statements of income, retained earnings and cash flows of Holdings for the Fiscal Year then ended, certified by Group Members’ Accountants, copies of which have been furnished to the Administrative Agent, fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated in accordance with GAAP.

6.05     Material Adverse Effect. Since December 31, 2016, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

6.06     Solvency. Giving effect to the contribution rights of the Loan Parties contained in Section 2.15(c) and the limitation in Section 2.15(c), both before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Loans, and (c) the payment and accrual of all transaction costs in connection with the foregoing, both the Loan Parties taken as a whole and each Borrower are Solvent.

6.07     Litigation. There are no pending (or, to the knowledge of any Group Member, threatened) actions, suits, proceedings, claims, demands, orders or disputes, or to the knowledge of any Group Member, any pending or threatened investigation or audit, against any Borrower or any of its Subsidiaries with, by or before any Governmental Authority other than those that cannot reasonably be expected to adversely affect the Obligations, the Loan Documents and the other transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect.

6.08     Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.

6.09     Margin Regulations. No Borrower is engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

6.10     No Burdensome Obligations; No Defaults. No Group Member is a party to any Contractual Obligation, no Group Member has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect. No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than those that would not, in the aggregate, have a Material Adverse Effect.

6.11     Investment Company Act; Public Utility Holding Company Act. No Group Member is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940 or (b) a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, as each such term is defined and used in the Public Utility Holding Company Act of 2005.

6.12     Full Disclosure. All of the information prepared or furnished by or on behalf of the Group Members in connection with any Loan Document (including the information contained in any Financial Statement or Disclosure Document) or any other transaction contemplated therein, when read together, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein. All facts (other than facts of a general economic or political nature) known to any Group Member and material to an understanding of the financial condition, business, property or prospects of the Group Member taken as one enterprise have been disclosed to the Lenders.

6.13     Anti-Terrorism Laws and Foreign Asset Control Regulations.

(a)        No Loan Party nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”), (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, CISADA or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clauses (i), (ii) or (iii), a “Blocked Person”). No Loan Party nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)        No part of the proceeds from the Credit Extensions constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Loan Party or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person or (ii) otherwise in violation of U.S. Economic Sanctions.

(c)        No Loan Party nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any Anti-Money Laundering Law or any U.S. Economic Sanctions violations, (ii) to Holdings’ actual knowledge, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Holdings has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that Holdings and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d)        (i) No Loan Party nor any Controlled Entity (w) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (x) to Holdings’ actual knowledge, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (y) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (z) has been or is the target of sanctions imposed by the United Nations or the European Union.

(ii) To Holdings’ actual knowledge, no Loan Party nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (x) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (y) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (z) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of applicable Law.

(iii) No part of the proceeds of the Credit Extensions will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. Holdings has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that Holdings and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

6.14     Collateral. The Collateral is free from all Liens other than those Liens specifically permitted under Section 8.02. Except as herein specifically permitted, no financing statement covering the Collateral is now on file in favor of anyone other than the Administrative Agent. The Collateral is not used by any Group Member for personal, family or household purposes.

6.15     EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE VII
AFFIRMATIVE COVENANTS

Each of Holdings and each Borrower agrees that as long as any Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) or any Commitment remains outstanding:

7.01     Financial Statements; Other Information. The Borrower Agent shall deliver to the Administrative Agent each of the following that are not publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or “EDGAR”):

(a)        Quarterly Reports. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the Consolidated unaudited balance sheet of Holdings as of the close of such Fiscal Quarter and related Consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year, in each case certified by a Responsible Officer of the Borrower Agent as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b)       Annual Reports. As soon as available, and in any event within 90 days after the end of each Fiscal Year, the Consolidated audited balance sheet of Holdings as of the end of such year and related Consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members’ Accountants that such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification.

(c)        Compliance Certificate. Together with each delivery of any Financial Statement pursuant to Section 7.01(a) or 7.01(b), a Compliance Certificate duly executed by a Responsible Officer of the Borrower Agent that, among other things, states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrowers propose to take with respect thereto.

(d)        Collateral Updates. As part of the Compliance Certificate delivered pursuant to Section 7.01(c), a certification by a Responsible Officer of the Borrower Agent that (i) the corporate chart attached thereto (or the last corporate chart delivered pursuant to this Section 7.01(d)) is correct and complete as of the date of such Compliance Certificate, (ii) the Loan Parties have delivered all documents (including updated schedules as to locations of Collateral, including Company Vehicles, opening of deposit accounts or securities accounts into which proceeds of Collateral will be deposited and acquisition of real property) they are required to deliver pursuant to any Loan Document (including without limitation Sections 4.03(a), 4.03(b) and 8.10 hereof and Section 6(g)(iv) of the Security Agreement) on or prior to the date of delivery of such Compliance Certificate and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Group Member (other than Immaterial Subsidiaries) or any Subsidiary or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate.

(e)        Borrowing Base Certificate. On or before the 20th of each month from and after the date hereof, Borrower Agent shall deliver to the Administrative Agent, in form and detail reasonably acceptable to the Administrative Agent, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as the Administrative Agent shall reasonably request (including, without limitation, reporting of (i) gross Parts Inventory, (ii) Parts Inventory ineligibles and (iii) changes in value and depreciation amounts of Company Vehicles); provided that, if a Reporting Trigger Period exists, Borrower Agent shall execute and deliver to the Administrative Agent Borrowing Base Certificates on a weekly basis, on or before Wednesday of each week; provided, further, that if (I) the aggregate value of Parts Inventory Disposed of or otherwise returned to a supplier, vendor or other Person, whether for cash, credit or otherwise, exceeds in any month $10,000,000 or (II) the aggregate value of all Company Vehicles Disposed of in any month exceeds $10,000,000, then Borrower Agent shall promptly deliver to the Administrative Agent an updated Borrowing Base Certificate giving effect to such returns and Dispositions, as applicable. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Responsible Officer; provided that the Administrative Agent may from time to time review and adjust any such calculation to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserves or the Line Reserves.

(f)        Parts Inventory Reconciliations and Status. On or before the 20th day of each month from and after the date hereof, Borrower Agent shall deliver to the Administrative Agent, in form and detail reasonably acceptable to the Administrative Agent, (i) reconciliations of Borrowers’ Parts Inventory as shown on Borrowers’ perpetual inventory to Borrowers’ general ledger and to Borrowers’ financial statements and (ii) Parts Inventory status reports, all with supporting materials as the Administrative Agent shall reasonably request.

(g)        Company Vehicles. On or before the 20th day of each month from and after the date hereof, Borrower Agent shall deliver to the Administrative Agent, in form and detail reasonably acceptable to the Administrative Agent, a report showing (i) with respect to any newly acquired Company Vehicles, the date of acquisition, purchase price, manufacturer, year made, model, vehicle identification number (or other similar serial number), state in which licensed, license number, owner, state in which titled and certificate of title or ownership identification number, together with a copy of the invoice, purchase order, registration or other document setting forth the vehicle identification number of such vehicle, (ii) a list of all Company Vehicles sold or contracted for sale, including purchase price and NOLV, (iii) a reconciliation against the most recent report previously delivered pursuant to this Section 7.01(g), (iv) any Company Vehicle which has not been used or usable in the ordinary course due to a damaged or inoperable condition, (v) a summary of all taxes and title fees which will become due and payable in the immediately succeeding six months and (vi) such other further information as the Administrative Agent may reasonably request from time to time. Promptly upon any Loan Party’s acquisition of a new Company Vehicle, such Loan Party shall deliver the certificate of title thereto, together with any other information and documentation reasonably requested by the Administrative Agent, to the Administrative Agent at 333 Hesper Road, Billings, MT 59102, or such other address as the Administrative Agent shall specify in writing from time to time.

(h)        Audit Reports, Management Letters, Etc. Together with each delivery of any Financial Statement for any Fiscal Year pursuant to Section 7.01(b), copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower Agent as part of the Compliance Certificate delivered in connection with such Financial Statements.

(i)         Insurance. Upon request of the Administrative Agent, a reasonably detailed summary of all material insurance coverage related to the Collateral maintained as of the date thereof by any Group Member, together with such other related documents and information as the Administrative Agent may reasonably require.

Documents required to be delivered pursuant to Section 7.01(a), 7.01(b) or 7.01(c) (to the extent any such documents are not included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower Agent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower Agent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower Agent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower Agent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower Agent shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Letter of Credit Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that, so long as any Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, each Loan Party shall be deemed to have authorized the Administrative Agent, the Arranger, the Letter of Credit Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.02     Other Events. The Borrowers shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it:

(a)        any Default;

(b)        any event that would have a Material Adverse Effect;

(c)        the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any property of any Group Member that (i) seeks injunctive or similar relief, (ii) in the reasonable judgment of the Borrowers, exposes any Group Member to liability in an aggregate amount in excess of $2,500,000 or (iii) if adversely determined would have a Material Adverse Effect;

(d)        the occurrence of any Change of Control;

(e)        the creation or acquisition of any Subsidiary required to become a Borrower pursuant to Section 7.13;

(f)         the filing of any Lien for unpaid Taxes against any Loan Party in excess of $2,500,000;

(g)        any casualty or other insured damage to any material portion of the Collateral or if any material portion of the Collateral is damaged or destroyed; and

(h)        any failure by any Loan Party to pay rent at any of such Loan Party’s locations if such failure continues for more than thirty (30) days (or such longer period as the Administrative Agent shall agree) following the day on which such rent first came due.

Each notice pursuant to this Section 7.02 shall be accompanied by a statement of a Responsible Officer of the Borrower Agent setting forth details and the anticipated effect of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 7.02(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.03     Copies of Notices and Reports. The Borrowers shall promptly deliver to the Administrative Agent copies of each of the following: (a) all reports that Holdings transmits to its security holders generally, (b) all documents that any Group Member files with the SEC, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, (c) all press releases not made available directly to the general public, and (d) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness of any Group Member, which in the case of clauses (a) and (b) are not publicly available on EDGAR.

7.04     Other Information. The Borrowers shall provide the Administrative Agent with (and with respect to any material information or documents and any information or documents requested by any Lender, the Administrative Agent shall make available to the Lenders) such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Group Member as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

7.05     Maintenance of Corporate Existence. Each Group Member (other than Immaterial Subsidiaries) shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Section 8.04, and (b) preserve and maintain its rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, have a Material Adverse Effect.

7.06     Compliance with Laws, Etc. Each Group Member shall comply with all applicable Requirements of Law (including, without limitation, all applicable Environmental Laws), Contractual Obligations and Permits, except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect.

7.07     Payment of Obligations. Each Group Member shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any Collateral, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.

7.08     Maintenance of Property. Each Group Member (other than Immaterial Subsidiaries) shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary or used, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that would not, in the aggregate, have a Material Adverse Effect. The Borrowers shall use and maintain the Collateral in compliance with any insurance policies and all applicable Requirements of Laws.

7.09     Maintenance of Insurance.

(a)        Loan Parties shall at all times bear all risk of loss, damage to or destruction of the Collateral. Each Group Member shall maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members (including policies of life, fire, theft, product liability, public liability, flood insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of any Borrower) of a nature and providing such coverage as is sufficient in light of the size and character of the business of the Group Members. Without limiting the foregoing, Loan Parties agree to procure forthwith and maintain insurance on the Parts Inventory, all in form and amount and with insurers reasonably satisfactory to Administrative Agent.

(b)       Each Group Member (other than Immaterial Subsidiaries) shall cause all such insurance relating to any property or business of any Loan Party to name the Administrative Agent on behalf of the Credit Parties as additional insured or loss payee, as appropriate, to provide that Administrative Agent’s interest therein will not be invalidated by the acts, omissions or neglect of anyone other than Administrative Agent, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 45 days’ notice thereof to the Administrative Agent. Loan Parties shall assign to Administrative Agent all proceeds of such insurance, including returned and unearned premiums, not to exceed the sum of all amounts payable pursuant hereto. Loan Parties shall direct all insurers to make payment of such proceeds jointly payable to Administrative Agent and the appropriate Loan Party unless the Loan Parties are legally required to pay such proceeds directly to a third party; provided that so long as no Event of Default has occurred and is continuing, the appropriate Loan Party shall be entitled to use insurance proceeds to repair or replace Collateral in respect of which such insurance proceeds were received.

7.10     Keeping of Books. Holdings shall keep proper books of record and account for itself and its Subsidiaries, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Group Member. Each Loan Party shall at all times maintain records with respect to Company Vehicles reasonably satisfactory to Agent, keeping correct, detailed and accurate records describing the Company Vehicles, the quality and repair records with respect thereto, and such Loan Party’s cost therefor

7.11     Access to Books and Property. Each Group Member shall permit the Administrative Agent, and during the continuance of an Event of Default the Lenders, and any Related Person of any of them, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Group Member (other than Immaterial Subsidiaries) and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member (other than Immaterial Subsidiaries), (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member (other than Immaterial Subsidiaries) and (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member (other than Immaterial Subsidiaries). Each Group Member shall authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with the Administrative Agent, and during the continuance of an Event of Default the Lenders, and their Related Persons and to disclose to the Administrative Agent, and during the continuance of an Event of Default the Lenders, and their Related Persons all financial statements and other documents and information as they might have and the Administrative Agent or, during the continuance of an Event of Default, any Lender reasonably requests with respect to any Group Member (other than Immaterial Subsidiaries). Without limiting the foregoing, Holdings and each other Group Member (other than Immaterial Subsidiaries) shall (i) permit the Administrative Agent and its Related Persons, at their expense unless an Event of Default has occurred and is continuing, to conduct comprehensive financial audits of the Group Members (other than any Immaterial Subsidiaries) and shall permit the Lenders to be present at such audits; provided, however, that, unless an Event of Default has occurred and is continuing, the Administrative Agent shall not be permitted to conduct more than one such financial audit in any twelve month period, (ii) permit the Administrative Agent or its designees or representatives from time to time, subject to reasonable notice and normal business hours (except, in each case, when a Default or Event of Default exists), to conduct Field Exams and/or appraisals and (iii) reimburse the Administrative Agent for all reasonable and documented out-of-pocket charges, costs and expenses of the Administrative Agent in connection with (x) up to one Field Exam during any calendar year during which no Reporting Trigger Period has arisen, (y) up to two Field Exams in any calendar year during which a Reporting Trigger Period has arisen and (z) up to one appraisal during any calendar year; provided, however, that if a Field Exam or appraisal is initiated during an Event of Default, all charges, costs and expenses therefor shall be reimbursed by the Loan Parties without regard to such limits. The Administrative Agent shall not have any duty to any Loan Party to share any results of any Field Exam with any Loan Party. Appraisals shall be shared with the Borrower Agent upon request.

7.12     Use of Proceeds. Use the proceeds of the Credit Extensions (i) to pay fees and expenses in connection with the Transactions and (ii) for working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document. Notwithstanding anything to the contrary contained herein, the proceeds of the Credit Extensions shall not be used to make or pay, directly, any payment or other distribution of or in respect of principal of or interest on any Indebtedness or other obligation under the Floor Plan Loan Documents. None of the proceeds of the Credit Extensions will be used, directly or indirectly, (a) in any manner that might cause the Credit Extension or the application of such proceeds to violate Regulations T, U or X of the Federal Reserve Board as in effect on the date or dates of such Credit Extension and such use of proceeds, (b) to finance or refinance dealings or transactions by or with any Person that is described or designated in the Specially Designated Nationals and Blocked Persons List (the “SDN List”) of the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) or is otherwise a Person officially sanctioned by the United States of America pursuant to the OFAC Sanctions Program or (c) for any purpose that is otherwise in violation of the Trading with the Enemy Act, the OFAC Sanctions Program, the PATRIOT Act or CISADA (collectively, the “Foreign Activities Laws”).

7.13     Future Borrowers. In the event that, subsequent to the Closing Date, any Person becomes a Domestic Subsidiary of the Borrower Agent, other than Immaterial Subsidiaries, then, within thirty (30) days of being formed or acquired, such Person shall become a Borrower under this Agreement and within such thirty (30) day period (i) execute and deliver to the Administrative Agent a joinder to this Agreement, in form and substance reasonably satisfactory to Administrative Agent and all relevant documentation with respect thereto as such Person would have been required to provide and take if such Person had been a Borrower on the Closing Date and (ii) complete all actions with respect to this Agreement as such Person would have been required to provide and take if such Person had been a Borrower on the Closing Date. Notwithstanding the foregoing, no Foreign Subsidiary of the Borrower Agent may become a Borrower hereunder without the prior written consent of all Lenders.

ARTICLE VIII
NEGATIVE COVENANTS

Each of Holdings and each Borrower agrees that as long as any Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) or any Commitment remains outstanding:

8.01     Indebtedness. No Group Member shall create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, except:

(a)        Indebtedness under the Loan Documents;

(b)        Indebtedness outstanding on the date hereof and listed on Schedule 8.01;

(c)        Guarantees of any Loan Party in respect of Indebtedness otherwise permitted hereunder of any other Loan Party; provided that any Guarantee of Indebtedness permitted hereunder that is subordinated to the Obligations shall be subordinated to the Obligations on substantially the same terms as such subordinated Indebtedness;

(d)        obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks reasonably anticipated by such Person associated with liabilities, commitments, investments, assets, cash flows of or property held by, or changes in the value of securities issued by, such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)        Indebtedness arising in the Ordinary Course of Business in connection with treasury management and commercial credit card, merchant card and purchase or procurement card services including Treasury Management and Other Services;

(f)        Indebtedness (i) in respect of Capitalized Lease Obligations and purchase money obligations for Real Property and fixed or capital assets or (ii) secured solely by Liens on Real Property, in each case, within the limitations set forth in Section 8.02(i);

(g)        Assumed Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(h)        Indebtedness incurred to finance or as part of the consideration for any Permitted Acquisition; provided, that, (i) no Event of Default exists at the time of or would be caused by the incurrence of such Indebtedness and (ii) such Indebtedness (A) is unsecured, (B) bears interest (and provides for fees) at a rate (or amount) no greater than the then current arm’s length market rate (or amount) for similar Indebtedness, (C) does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, (C) has a maturity at least 91 days after the Maturity Date, and (D) is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(i)         Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $5,000,000 at any time outstanding;

(j)         the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(k)       Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the Ordinary Course of Business in respect of workers’ compensation and other casualty claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation and other casualty claims;

(l)         Indebtedness incurred or arising in the Ordinary Course of Business and not in connection with the borrowing of money in respect of (i) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms; (ii) performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar instruments or obligations; and (iii) obligations to pay insurance premiums;

(m)       Indebtedness representing deferred compensation to employees, consultants or independent contractors incurred in the Ordinary Course of Business;

(n)        surety bonds, deposits and similar obligations permitted under Section 8.02(e) or 8.02(f);

(o)        unsecured Indebtedness of (A) any Loan Party owing to any other Loan Party, (B) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party and (C) any Subsidiary that is not a Loan Party owing to any Loan Party; provided that any such Indebtedness described in this clause which is owing to a Loan Party, shall (1) to the extent the aggregate principal amount thereof is in excess of $10,000,000, be evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent and pledged to the Administrative Agent on terms reasonably acceptable to it, (2) be permitted under Section 8.03(c)(iv) or 8.03(h), and (3) not be forgiven or otherwise discharged for any consideration other than payment in full in cash unless the Administrative Agent otherwise consents;

(p)        Subordinated Indebtedness, Floor Plan Debt, Frost Bank Debt and IBS Debt;

(q)        Indebtedness consisting of Ford Motor Credit Financing;

(r)        other unsecured Indebtedness (i) that bears interest (and provides for fees) at a rate (or amount) no greater than the then current arm’s length market rate (or amount) for similar Indebtedness, (ii) has a stated maturity date no earlier than 91 days following the Maturity Date, (iii) at the time of incurrence thereof no Event of Default has occurred and is continuing or would result therefrom, (iv) to the extent that after giving Pro Forma Effect thereto (A) Average Availability shall be not less than the greater of (I) 12.5% of the Aggregate Revolving Credit Commitments and (II) $12,500,000, in each case, for each day during the thirty (30) day period prior to incurring such Indebtedness and immediately after incurring such Indebtedness, and (B) the Consolidated Fixed Charge Coverage Ratio as of the most recently ended Measurement Period shall be at least 1.20 to 1.00; provided that the Consolidated Fixed Charge Coverage Ratio test described in this clause (B) shall not apply if the Average Availability (after giving Pro Forma Effect to the incurrence of such Indebtedness) is not less than the greater of (x) 17.5% of the Aggregate Revolving Credit Commitments and (y) $17,500,000, in each case, as of the date of the incurrence of such Indebtedness, and (v) at least ten (10) Business Days prior to each such incurrence, the Borrower Agent has delivered a certificate to the Administrative Agent demonstrating compliance with each of clauses (i) through (iv) above; and

(s)        Refinancing Indebtedness.

8.02     Liens. No Group Member shall create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)        Liens in favor of the Administrative Agent pursuant to any Loan Document;

(b)        Liens existing on the date hereof as described on Schedule 8.02 (setting forth, as of the Closing Date, the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto) and any renewals or extensions thereof, provided that (i) the Lien does not extend to any additional property, and (ii) the obligations secured or benefited thereby constitutes Refinancing Indebtedness;

(c)        Liens for taxes, assessments or other governmental charges, not yet due or which are being Properly Contested;

(d)        Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords or other like Liens imposed by Law or arising in the Ordinary Course of Business which are not overdue for a period of more than 90 days (or 30 days in the case of warehousemen, landlords or other like Liens) or which are being Properly Contested;

(e)        Liens, pledges or deposits in the Ordinary Course of Business in connection with (i) insurance, workers compensation, unemployment insurance and social security legislation, (ii) contracts, bids, government contracts, and surety, appeal, customs, performance and return-of-money bonds and (iii) other similar obligations (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to contracts, statutory requirements, common law or consensual arrangements, other than any Lien imposed by ERISA;

(f)         Liens arising in the Ordinary Course of Business consisting of deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the Ordinary Course of Business;

(g)       Liens with respect to minor imperfections of title and easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and do not materially detract from the value of or materially impair the use by the Loan Parties in the Ordinary Course of Business of the property subject to or to be subject to such encumbrance;

(h)        Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01 or securing appeal or other surety bonds related to such judgments, and which in all cases are junior to the Lien of the Administrative Agent;

(i)         Liens securing Indebtedness permitted under Section 8.01(f); provided that (i) in the case of any such Indebtedness permitted under clause (i) of Section 8.01(f), (x) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (y) the Indebtedness secured thereby does not exceed the cost or Fair Market Value, whichever is higher, of the property being acquired on the date of acquisition and (ii) in the case of any such Indebtedness permitted under clause (ii) of Section 8.01(f), the Indebtedness secured thereby does not exceed the cost or Fair Market Value, whichever is higher, of the Real Property serving as collateral therefor;

(j)        Liens securing Assumed Indebtedness of the Loan Parties or any Subsidiary permitted pursuant to Section 8.01(g); provided that (i) such Liens do not at any time encumber any property other than property of the Subsidiary acquired, or the property acquired, and proceeds thereof in connection with such Assumed Indebtedness and shall not attach to any assets of the Loan Parties theretofore existing or (except for any such proceeds) which arise after the date thereof and (ii) the Assumed Indebtedness and other secured Indebtedness of the Loan Parties secured by any such Lien does not exceed the Fair Market Value of the property being acquired in connection with such Assumed Indebtedness;

(k)        Liens on assets of Foreign Subsidiaries of Holdings securing Indebtedness of such Foreign Subsidiaries permitted pursuant to Section 8.01(i);

(l)         operating leases or subleases granted by the Loan Parties to any other Person in the Ordinary Course of Business;

(m)       Liens (a) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the Ordinary Course of Business and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(n)        Liens in favor of customs and revenue authorities imposed by Law to secure payment of customs duties in connection with the importation of goods and arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being Properly Contested;

(o)        Liens on Parts Inventory in favor of any vendor under a dealer sales and service agreement or similar agreement securing accounts or other amounts payable to such vendor; provided that (i) such Liens do not at any time encumber any property other than the property acquired pursuant to such agreement and (ii) the accounts or other amounts secured thereby do not exceed the cost of the property being acquired on the date of acquisition;

(p)        any interest or title of a lessor or licensor under any lease or license entered into by any Loan Party in the Ordinary Course of Business and covering only the assets leased or licensed; and

(q)        Liens on the Collateral (i) securing the Floor Plan Debt, so long as such Liens are subject to the Floor Plan Intercreditor Agreement, (ii) securing the Frost Bank Debt, so long as such Liens are subject to the Frost Bank Subordination Agreement, (iii) securing the IBS Debt, so long as such Liens are subject to the IBS Intercreditor Agreement and (iv) securing Ford Motor Credit Financing.

8.03     Investments. No Group Member shall make or maintain any Investments, except:

(a)        Investments held by the Loan Parties in the form of Cash Equivalents that are (i) subject to the Administrative Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent or (ii) held in Excluded Accounts;

(b)       loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries made in the Ordinary Course of Business in an aggregate amount at any one time outstanding not to exceed $2,000,000;

(c)        (i) Investments in Subsidiaries outstanding on the date hereof, (ii) Investments in Loan Parties (other than Holdings), (iii) Investments by Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties, (iv) Investments in Persons that become Subsidiaries and Loan Parties in connection with such Investment and (v) so long as no Event of Default has occurred and is continuing or would result from such Investment, Investments in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount in any fiscal year not to exceed $5,000,000;

(d)        Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)        Guarantees permitted by Section 8.01;

(f)        Investments existing as of the date hereof as described in Schedule 8.03 (setting forth, as of the Closing Date, the amount, obligor or issuer and maturity, if any, thereof); and extensions or renewals thereof, provided that no such extension or renewal shall be permitted if it would (i) increase the amount of such Investment at the time of such extension or renewal or (ii) result in an Event of Default hereunder;

(g)        Investments arising in connection with a Permitted Acquisition; and

(h)        other Investments so long as the Payment Conditions are satisfied with respect thereto.

8.04     Fundamental Changes. Unless consented to by the Administrative Agent, such consent not to be unreasonably withheld, no Group Member shall merge, consolidate or amalgamate with any Person or Sell, lease as lessor, transfer or otherwise dispose of all or substantially all of its property, other than (i) the merger, consolidation or amalgamation of any Borrower with another Borrower or any Subsidiary of the Borrowers into any Borrower and (ii) the merger, consolidation or amalgamation of any Borrower with any Person that is not a Borrower so long as (A) such Borrower is the surviving entity or, if the surviving entity is not the Borrower, such surviving entity executes a joinder to this agreement, in form and substance reasonably satisfactory to Administrative Agent, and (B) no Default or Event of Default results therefrom. Unless consented to by the Administrative Agent, such consent not to be unreasonably withheld, the Borrower Agent shall not, and shall not permit the Group Members to, sell all or substantially all of the Consolidated assets of the Borrower Agent and its Subsidiaries.

8.05     Dispositions. No Group Member shall make any Disposition or enter into any agreement to make any Disposition, except:

(a)        Dispositions of Inventory and Cash Equivalents, each in the Ordinary Course of Business;

(b)        Dispositions in the Ordinary Course of Business of Equipment or fixed assets that are obsolete, worn out or no longer useful to the Core Business so long as no Event of Default has occurred and is continuing at the time of such Disposition;

(c)       Dispositions that constitute (i) an Investment permitted under Section 8.03, (ii) a Lien permitted under Section 8.02, (iii) a merger, consolidation, amalgamation, Sale, lease, transfer or other disposition permitted under Section 8.04, or (iv) a Restricted Payment permitted under Section 8.06;

(d)        Dispositions that result from a casualty or condemnation in respect of such property or assets and is not otherwise an Event of Default;

(e)        the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other Intellectual Property rights in the Ordinary Course of Business,

(f)        (i) the lapse of immaterial registered patents, trademarks, copyrights and other Intellectual Property to the extent maintaining such registered Intellectual Property is not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the Ordinary Course of Business so long as in each case under clauses (i) and (ii), such lapse or abandonment is not materially adverse to the Core Business;

(g)        the leasing or subleasing of assets (other than sale and leaseback transactions, unless consented to by the Administrative Agent, such consent not to be unreasonably withheld) in the Ordinary Course of Business;

(h)       subject to Section 4.02(a)(ii), Dispositions that consist of the sale or discount in the Ordinary Course of Business of overdue accounts receivable in connection with the compromise or collection thereof;

(i)        Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(j)        Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(k)       Dispositions in the Ordinary Course of Business of accounts receivable pursuant to factoring arrangements; provided that such Dispositions are made (i) on a non-recourse basis to any Group Member and (ii) at a discount reasonably believed by the Loan Parties to constitute a market rate discount for similarly situated sales of Accounts; and

(l)        other Dispositions of assets so long as (i) no Event of Default has occurred and is continuing at the time of such Disposition, (ii) after giving Pro Forma Effect thereto (A) Average Availability shall be not less than the greater of (I) 12.5% of the Aggregate Revolving Credit Commitments and (II) $12,500,000, in each case, for each day during the thirty (30) day period prior to such Disposition and immediately after consummating such Disposition, and (B) the Consolidated Fixed Charge Coverage Ratio as of the most recently ended Measurement Period shall be at least 1.20 to 1.00; provided that the Consolidated Fixed Charge Coverage Ratio test described in this clause (B) shall not apply if the Average Availability (after giving Pro Forma Effect to such Disposition) is not less than the greater of (x) 17.5% of the Aggregate Revolving Credit Commitments and (y) $17,500,000, in each case, as of the date of the consummation of such Disposition and (iii) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

8.06     Restricted Payments. No Group Member shall declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, in each case:

(a)        each Subsidiary may make Restricted Payments, directly or indirectly, to any Borrower;

(b)        Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)        Holdings, the Borrowers and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests or warrants or options to acquire any such shares in connection with customary employee or management agreements, plans or arrangements, all in an aggregate amount not to exceed $2,500,000 during the term of this Agreement;

(d)        Holdings may make repurchases or redemptions of its Equity Interests (i) in connection with the exercise of stock options or restricted stock awards if such Equity Interests represent all or a portion of the exercise price thereof or (ii) deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers or employees of any Group Member under any stock option plan or other benefit plan or agreement for directors, officers and employees of any Group Member to cover withholding tax obligations of such Persons in respect of such issuance;

(e)        Restricted Payments by Borrowers in an amount sufficient to permit Holdings or any other Tax Affiliate to pay consolidated, combined or unitary Tax liabilities of Holdings, its Subsidiaries and other Tax Affiliates relating to the business of Borrowers and Borrowers’ Subsidiaries, so long as Holdings or such other Tax Affiliate promptly applies the amount of such Restricted Payment for such purpose;

(f)        Restricted Payments by Borrowers to the extent necessary to permit Holdings to pay administrative costs and expenses related to the business of Borrowers and their Subsidiaries, not to exceed $5,000,000 in any Fiscal Year, so long as Holdings promptly applies the amount of such Restricted Payment for such purpose; and

(g)       other Restricted Payments by Holdings (and Restricted Payments by Borrowers to the extent necessary to permit Holdings to make such Restricted Payments, so long as Holdings promptly applies the amount of such Restricted Payment for such purpose) in the form of cash dividends, distributions, purchases, redemptions or other acquisitions of or with respect to shares of its common stock or other common Equity Interests if the Payment Conditions are satisfied with respect thereto;

provided, however, that in the case of Sections 8.06(c), 8.06(d) and 8.06(g), no Restricted Payment shall be made if a Default or Event of Default shall have occurred and be continuing (both before or as a result of the making of such Restricted Payment).

8.07     Change in Nature of Business. No Group Member (other than Immaterial Subsidiaries) shall carry on any business, operations or activities (whether directly, through a joint venture, in connection with an acquisition or otherwise) substantially different from the Core Business.

8.08     Transactions with Affiliates. No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate of the Borrowers that is not a Loan Party (including Guarantees with respect to any obligation of any such Affiliate), except for transactions in the Ordinary Course of Business on a basis no less favorable in the aggregate to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrowers.

8.09     Prepayment of Indebtedness; Amendments to Indebtedness.

(a)        No Group Member shall make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)     payments when due of regularly scheduled interest and principal payments (including mandatory prepayments arising as a result of a change of control or sale of substantially all assets), other than payments in respect of any Subordinated Indebtedness prohibited by the Subordination Provisions thereof;

(ii)     payments made through the incurrence of Refinancing Indebtedness;

(iii)     payments of secured Indebtedness that becomes due as a result of a voluntary sale or transfer permitted hereunder of the property securing such Indebtedness;

(iv)     payments made solely from and substantially contemporaneously with the proceeds of the issuance of Equity Interests by Holdings (other than Disqualified Equity Interests); and

(v)     optional payments or prepayments in respect of any Indebtedness (other than Subordinated Indebtedness to the extent contrary to the Subordination Provisions applicable thereto), provided that, as of the date of any such payment or prepayment and after giving effect thereto, the Payment Conditions are satisfied; provided, further, that no such payment or prepayment shall be permitted in respect of any Floor Plan Debt unless the Total Revolving Credit Outstandings (other than undrawn amounts of Letters of Credit) equal $0 after giving effect thereto.

(b)        No Group Member shall amend, modify or change any term or condition of any Subordinated Indebtedness or Floor Plan Debt in any manner prohibited by any intercreditor agreement applicable thereto.

8.10     Modification of Certain Documents; Change in Name, Jurisdiction of Organization, Location, Etc. No Group Member (other than Immaterial Subsidiaries) shall waive or otherwise modify any term of any Constituent Document of any Group Member (other than Immaterial Subsidiaries) except for those modifications and waivers that do not materially affect the rights and privileges of any Group Member or any Credit Party under the Loan Documents or in the Collateral. No Group Member (other than Immaterial Subsidiaries) shall change its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office or any location specified in the Closing Date Perfection Certificate or any Compliance Certificate, or use, or permit any other Group Member (other than Immaterial Subsidiaries) to use, any additional trade name, trademark or other trade style, in each case except upon giving not less than thirty (30) days’ prior written notice to the Administrative Agent and taking or causing to be taken all such action at such Group Member’s expense as may be reasonably requested by the Administrative Agent to perfect or maintain the perfection and priority of the Lien of the Administrative Agent in the Collateral.

8.11     Accounting Changes; Fiscal Year. No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its Fiscal Year or its method for determining Fiscal Quarters.

8.12     Margin Regulations. No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

8.13     Financial Covenants.

(a)        Maximum Consolidated Leverage Ratio. Holdings shall not have, on the last day of each Fiscal Quarter, a Consolidated Leverage Ratio greater than 3.50 to 1.00.

(b)        Minimum Consolidated Fixed Charge Coverage Ratio. Holdings shall not have, on the last day of each Fiscal Quarter, a Consolidated Fixed Charge Coverage Ratio for the four Fiscal Quarter period ending on such day less than 1.20:1.00.

(c)        Minimum Consolidated Tangible Net Worth. Holdings shall have, on the last day of each Fiscal Quarter, a Consolidated Tangible Net Worth at least equal to the Minimum Consolidated Tangible Net Worth with respect to such Fiscal Quarter.

(d)        Minimum Consolidated Net Worth. Holdings shall have, on the last day of each Fiscal Quarter, a Consolidated Net Worth at least equal to the Minimum Consolidated Net Worth with respect to such Fiscal Quarter.

(e)       Pro Forma. All components of financial calculations made to determine compliance with this this Section shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Specified Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrowers based on assumptions expressed therein and that were reasonable based on the information available to the Borrowers at the time of preparation of the Compliance Certificate setting forth such calculations.

8.14     Anti-Money Laundering and Terrorism Laws and Regulations. No Loan Party shall permit any Controlled Entity, or any authorized agent of any Loan Party, any Subsidiary or any other Controlled Entity, acting on behalf of such Loan Party, Subsidiary or Controlled Entity, to:

(a)        become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union;

(b)       directly or indirectly have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Credit Extensions) with any Person if such investment, dealing or transaction (A) would cause any Credit Party to be in violation of any law or regulation applicable to such Credit Party or (B) is prohibited by or subject to sanctions under any U.S. Economic Sanctions;

(c)        conduct, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, or facilitate a violation of, any of the prohibitions set forth in Executive Order No. 13224, the Currency and Foreign Regulations Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the PATRIOT Act, the Money Laundering Control Act or any other United States anti-money laundering or anti-terrorism law or regulation (collectively, “Anti-Money Laundering Laws”); or

(d)        engage, or permit any of its Affiliates to engage, in any activity that could subject such Person or any Credit Party to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

8.15     Economic Sanctions Laws and Regulations. No Loan Party shall permit any Controlled Entity, or any authorized agent of any Loan Party, any Subsidiary or any other Controlled Entity, acting on behalf of such Loan Party, Subsidiary or Controlled Entity, to conduct, transact, engage in, or facilitate, any business or activity on behalf of such Loan Party or Subsidiary in violation of the Foreign Activities Laws.

8.16     Burdensome Agreements. No Group Member shall enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:

(a)        requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except any such provision contained in (i) the Floor Plan Documents or the Floor Plan Intercreditor Agreement or (ii) any Contractual Obligation where the grant of a Lien is permitted under Section 8.02; or

(b)        limits the ability (i) of any Subsidiary to make Restricted Payments to Holdings or any Borrower or to otherwise transfer property to Holdings or any Borrower, (ii) of Holdings or any Subsidiary to Guarantee the Indebtedness of the Borrowers or become a direct Borrower hereunder or (iii) of Holdings, any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.01(f) to the extent any such negative pledge relates solely to the property financed by or the subject of such Indebtedness.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

9.01     Events of Default. Any of the following shall constitute an Event of Default:

(a)        Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any Letter of Credit or (ii) within ten days after the same becomes due, any interest on any Loan or on any Letter of Credit Obligation, any commitment or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)        Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained (i) in any of Sections 7.01 (Financial Statements; Other Information), 7.02 (Other Events), 7.05(a) (maintenance of legal existence), 7.09 (Maintenance of Insurance), 7.11 (Access to Books and Property) or 7.12 (Use of Proceeds) or Article VIII (Negative Covenants), or (ii) in Section 4.04 (Cash Management) and, in the case of this clause (ii), such failure continues for three (3) or more Business Days after the earlier of (i) receipt of notice of such default by a Responsible Officer of the Borrower Agent from the Administrative Agent or (ii) any Responsible Officer of any Loan Party becomes aware of such default; or

(c)        Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) receipt of notice of such default by a Responsible Officer of the Borrower Agent from the Administrative Agent, or (ii) any Responsible Officer of any Loan Party becomes aware of such default; or

(d)        Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of any Loan Party or its Subsidiaries herein, in any other Loan Document, or in any notice or document delivered in connection herewith or therewith, shall be incorrect or misleading when made or deemed made in any material respect (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”); or

(e)        Cross-Default. (i) With respect to any Indebtedness or guarantee (other than Indebtedness hereunder, the Floor Plan Debt and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount any Group Member (other than Immaterial Subsidiaries) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any such Indebtedness or guarantee, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and such default continues for more than the grace or cure period, if any, therein specified, the effect of which default or other event is to cause, or to permit the holder of such Indebtedness or beneficiary of such guarantee (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs any Event of Default under and as defined in the Floor Plan Credit Agreement; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Group Member (other than Immaterial Subsidiaries) is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Group Member (other than Immaterial Subsidiaries) is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Group Member (other than Immaterial Subsidiaries) as a result thereof is greater than Threshold Amount; or

(f)         Insolvency Events. Any Insolvency Event shall occur with respect to any Group Member (other than Immaterial Subsidiaries); or

(g)        Inability to Pay Debts; Attachment. (i) Any Group Member (other than Immaterial Subsidiaries) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated or fully bonded within 30 days after its issue or levy; (iii) any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; (iv) there is a cessation of any material part of any Loan Party’s business for a material period of time; or (v) any material Collateral or property or assets of a Loan Party is taken or impaired through condemnation; or

(h)        Judgments. There is entered against any Group Member (other than Immaterial Subsidiaries) (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by insurance as to which the insurer does not dispute coverage (other than pursuant to a customary reservation of rights letter)), or (ii) any one or more non-monetary final judgments that, individually or in the aggregate, have a Material Adverse Effect and, in either case, such judgment or order remains unvacated and unpaid and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)        ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)        Invalidity of Loan Documents. Any Loan Document, or any Lien granted thereunder, at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or upon Payment in Full of all Obligations, ceases to be in full force and effect (except with respect to immaterial assets); or any Group Member contests in any manner the validity or enforceability of any Loan Document or any Lien granted to the Administrative Agent pursuant to the Security Instruments; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any party to the Floor Plan Intercreditor Agreement, the Frost Bank Subordination Agreement or the IBS Bank Intercreditor Agreement contests in any manner the validity or enforceability of such agreement, as applicable, or denies that it has any liability or obligation thereunder or purports to revoke, terminate or rescind such agreement, as applicable; or

(k)        Breach of Contractual Obligation. Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any contract to which it is party or fails to observe or perform any other agreement or condition relating to any such contract to which it is party or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such contract to terminate such contract, in each case which would, individually or in the aggregate, have a Material Adverse Effect; or

(l)         Indictment. (i) Any Group Member is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral, (ii) any director or senior officer of any Group Member is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, unless such director or senior officer promptly resigns or is removed or replaced or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral, or (iii) any Person in control of any Group Member is accused or alleged or charged (whether or not subsequently arraigned, indicted or convicted) by any Governmental Authority to have used any Inventory or Company Vehicle in connection with the commission of any crime (other than a misdemeanor moving violation); or

(m)       Subordinated Indebtedness. (i) The Subordination Provisions shall fail to be enforceable by the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof; or (ii) the principal or interest on any Loan, any Letter of Credit Obligation or other Obligations shall fail to constitute “designated senior debt” (or any other similar term) under any document, instrument or agreement evidencing such Subordinated Indebtedness; or (iii) any Group Member shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, or (B) that any of such Subordination Provisions exist for the benefit of any Credit Party; or (iv) any Group Member or any other Person fails to observe or perform any of the Subordination Provisions; or

(n)       Uninsured Loss. A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds the Threshold Amount; or

(o)       Change of Control. There occurs any Change of Control; or

(p)       Material Adverse Effect. There shall occur any Material Adverse Effect.

9.02     Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, and at the direction of the Required Lenders shall, take any or all of the following actions:

(a)        declare the commitment of each Lender to make Loans and any obligation of the Letter of Credit Issuer to make Letter of Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Loan Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)        require that the Borrowers Cash Collateralize the Letter of Credit Obligations (in an amount equal to the then Outstanding Amount thereof) or any other Obligations that are contingent or not yet due and payable in amount determined by the Administrative Agent in accordance with this Agreement; and

(d)        exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f), the obligation of each Lender to make Loans and any obligation of the Letter of Credit Issuer to make Letter of Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the Letter of Credit Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

9.03     Application of Funds.

(a)       Subject to Section 9.03(b) below, all payments made by Loan Parties in respect of the Loan Obligations shall be applied (a) first, as specifically required in the Loan Documents; (b) second, to Loan Obligations then due and owing; (b) third, to other Loan Obligations specified by Borrower Agent; and (c) fourth, as determined by Agent in its discretion.

(b)        Notwithstanding any provision to the contrary contained herein, after the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to all fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article IV) due to the Administrative Agent in its capacity as such, until paid in full;

Second, to all Protective Advances and unreimbursed Overadvances payable to the Administrative Agent until paid in full;

Third, to all amounts owing to the Swing Line Lender for outstanding Swing Line Loans until paid in full;

Fourth, to that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and other Obligations expressly described in clauses Fifth through Ninth below) payable to the Lenders and the Letter of Credit Issuer (including all fees, costs and expenses of counsel payable under Sections 11.04(a) and 11.04(b) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Fourth payable to them until paid in full;

Fifth, to that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Letter of Credit Borrowings and other Obligations, ratably among the Lenders and the Letter of Credit Issuer in proportion to the respective amounts described in this clause Fifth payable to them until paid in full;

Sixth, to (i) that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings and to Cash Collateralize that portion of Letter of Credit Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers and (ii) the payment of Priority Credit Product Obligations arising under Swap Contracts, ratably among the Lenders, Letter of Credit Issuer and the Credit Product Providers in proportion to the respective amounts described in this clause Sixth payable to them until paid in full;

Seventh, to payment of Credit Product Obligations other than Priority Credit Product Obligations arising under Swap Contracts to the extent paid under clause Sixth above ratably to the Credit Product Providers in proportion to the respective amounts described in this clause Seventh payable to them until paid in full;

Eighth, to all other Obligations of the Borrowers owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Credit Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Credit Parties on such date until paid in full; and

Last, the balance, if any, after Payment in Full of the Obligations, to the Borrowers or as otherwise required by Law.

(c)        Subject to Sections 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. Amounts distributed with respect to any Credit Product Obligations shall be the lesser of (i) the maximum Credit Product Obligations last reported to the Administrative Agent or (ii) the actual Credit Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Credit Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Credit Product Provider. The allocations set forth in this Section are solely to determine the rights and priorities of Administrative Agent and Credit Parties as among themselves, and may be changed by agreement among them without the consent of any Borrower. This Section is not for the benefit of or enforceable by any Loan Party.

(d)       For purposes of Section 9.03(b), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any proceeding under Debtor Relief Laws.

(e)        Administrative Agent shall not be liable for any application of amounts made by it in good faith under this Section 9.03, notwithstanding the fact that any such application is subsequently determined to have been made in error.

ARTICLE X
ADMINISTRATIVE AGENT

10.01     Appointment and Authority. Each of the Lenders and the Letter of Credit Issuer hereby irrevocably appoints BMO to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Letter of Credit Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. The Administrative Agent alone shall be authorized to determine whether any Parts Inventory or Company Vehicles constitute Eligible Parts Inventory or Eligible Company Vehicles, or whether to impose or release any Reserve, or whether any conditions to funding any Loan or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from liability to any Lender or other Person for any error in judgment or mistake.

10.02     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03     Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable to any other Credit Party for any action taken or not taken by it under or in connection with the Loan Documents, except for direct (as opposed to consequential) losses directly and solely caused by the Agent’s gross negligence or willful misconduct. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower Agent, a Lender or the Letter of Credit Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04     Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or the Letter of Credit Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Letter of Credit Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the Letter of Credit Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

10.06     Resignation of the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Agent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

Any resignation by BMO as the Administrative Agent pursuant to this Section shall also constitute its resignation as Letter of Credit Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swing Line Lender, (b) the retiring Letter of Credit Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

10.07     Non-Reliance on the Administrative Agent and Other Lenders. Each Lender and the Letter of Credit Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Letter of Credit Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Persons and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08     No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents or documentation agents, if any, listed on the cover page hereof shall have any rights, powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Letter of Credit Issuer hereunder.

10.09     The Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Letter of Credit Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Letter of Credit Issuer and the Administrative Agent under Sections 2.03(h), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Letter of Credit Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Letter of Credit Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Letter of Credit Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Letter of Credit Issuer in any such proceeding.

10.10     Collateral Matters. The Credit Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)     to release any Lien on any Collateral (i) upon the occurrence of the Facility Termination Date, (ii) that is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)     to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.02(i), 8.02(j) or 8.02(o); and

(c)     to release any Subsidiary from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Borrower from its obligations under the Loan Documents pursuant to this Section 10.10.

10.11     Other Collateral Matters.

(a)     Care of Collateral. The Administrative Agent shall have no obligation to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected or insured, nor to assure that the Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

(b)     Lenders as Agent For Perfection by Possession or Control. The Administrative Agent and Credit Parties appoint each Lender as agent (for the benefit of Credit Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request, deliver such Collateral to the Administrative Agent or otherwise deal with it in accordance with the Administrative Agent’s instructions.

(c)     Reports. The Administrative Agent shall promptly forward to each Lender, when complete, copies of any Field Exam or appraisal report prepared by or for the Administrative Agent with respect to any Borrower or Collateral (“Report”). Each Lender agrees (a) that neither BMO nor the Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that the Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless the Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of the Administrative Agent furnishing a Report to such Lender, provided that such indemnity shall not, as to any such indemnitee, be available to the extent such action or Claims are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee.

10.12     Credit Product Providers and Credit Product Arrangements. (a)     Each Credit Product Provider, by delivery of a notice to Administrative Agent of the creation of a Credit Product Arrangement, agrees to be bound by Section 9.03 and this Article X. Each Credit Product Provider shall indemnify the Administrative Agent (and any sub-agent thereof) and each Related Party thereof (each a “Credit Product Indemnitee”) against, and hold harmless each such Credit Product Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel), incurred by any such Credit Product Indemnitee or asserted against any Credit Product Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of such provider’s Credit Product Obligations, provided that such indemnity shall not, as to any Credit Product Indemnitee, be available to the extent such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Credit Product Indemnitee.

(b)     Except as otherwise expressly set forth herein, no Credit Product Provider that obtains the benefit of the provisions of Section 9.03, any Guarantee of any of the Obligations or any Collateral by virtue of the provisions hereof or any other Loan Document shall have any voting rights or right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise (including with respect to the release or impairment of any Collateral or notice of or consent to any amendment, waiver or modification of the provisions hereof or of any other Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Credit Product Arrangements in respect of any Payment in Full of the Obligations or the Facility Termination Date.

ARTICLE XI
MISCELLANEOUS

11.01     Amendments, Etc.

(a)     No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) and the Borrowers or the applicable Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(ii)     postpone any date fixed by this Agreement or any other Loan Document for any payment (but excluding the delay or waiver of any mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them), including the Maturity Date, or any scheduled reduction of the Commitments hereunder or under any other Loan Document, in each case without the written consent of each Lender directly affected thereby;

(iii)     reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Borrowing, or reduce any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” (so long as such amendment does not result in the Default Rate being lower than the interest rate then applicable to Base Rate Loans or LIBOR Loans, as applicable) or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein);

(iv)     change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)     change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi)     except as provided in Section 2.18, increase the Aggregate Revolving Credit Commitments without the written Consent of each Revolving Credit Lender;

(vii)     release any material Borrower or any material Guarantor from this Agreement or any material Security Instrument to which it is a party without the written consent of each Lender, except to the extent such Borrower or Guarantor is the subject of a Disposition permitted by Section 8.05 (in which case such release may be made by the Administrative Agent acting alone);

(viii)     release all or a material part of the Collateral without the written consent of each Lender except (A) with respect to Dispositions and releases of Collateral permitted or required hereunder or under the Security Agreement or (B) to the extent required pursuant to the terms of the Floor Plan Intercreditor Agreement, the Frost Bank Subordination Agreement or the IBS Intercreditor Agreement (in which case such release may be made by the Administrative Agent acting alone);

(ix)     subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any other Lien on such property without the written consent of each Lender, except with respect to (A) subordination of such Liens to Liens permitted pursuant to Section 8.02(i), 8.02(j) or 8.02(o) and (B) subordination of such Liens to other Liens on Collateral (other than Parts Inventory and Company Vehicles);

(x)     without the prior written consent of each Lender, amend the definition of “Borrowing Base” or any defined term used therein in a manner that would increase availability; provided, that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves or to determine eligibility of Parts Inventory or Company Vehicles in accordance with such terms; or

(xi)     without the prior written consent of each Lender, increase any advance rate;

(xii)     impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders; or

(xiii)     adversely affect the rights of any Credit Product Provider under any Loan Document such that such Credit Product Provider is treated differently than the Lenders without the written consent of such Credit Product Provider or an Affiliate of such Credit Product Provider that is a Lender.

(b)     In addition to the foregoing, (i) no amendment, waiver or consent shall, unless in writing and signed by the Letter of Credit Issuer in addition to the Lenders required above, affect the rights or duties of the Letter of Credit Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto; (v) no amendment, waiver or consent which has the effect of enabling the Borrowers to satisfy any condition to a Borrowing contained in Section 5.02 hereof which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Revolving Credit Lenders, the Swing Line Lender or the Letter of Credit Issuer to make any additional Revolving Credit Loan or Swing Line Loan, or to issue any additional or renew any existing Letter of Credit, unless and until the Required Lenders (or, if applicable, all Revolving Credit Lenders) shall have approved such amendment, waiver or consent and (vi) the Administrative Agent and the Borrowers shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c)     If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

(d)     No Loan Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender or its Affiliates as consideration for agreement by such Lender to any amendment, waiver, consent or release with respect to any Loan Document, unless such remuneration or value is concurrently paid, on the same terms, on a ratable basis to all Lenders providing their agreement. Notwithstanding the terms of this Agreement or any amendment, waiver, consent or release with respect to any Loan Document, Non-Consenting Lenders shall not be entitled to receive any fees or other compensation paid to the Lenders in connection with any amendment, waiver, consent or release approved in accordance with the terms of this Agreement by the Required Lenders.

(e)     IN NO EVENT SHALL THE REQUIRED LENDERS, WITHOUT THE PRIOR WRITTEN CONSENT OF EACH LENDER, DIRECT THE ADMINISTRATIVE AGENT TO ACCELERATE AND DEMAND PAYMENT OF THE LOANS HELD BY ONE LENDER WITHOUT ACCELERATING AND DEMANDING PAYMENT OF ALL OTHER LOANS OR TO TERMINATE THE COMMITMENTS OF ONE OR MORE LENDERS WITHOUT TERMINATING THE COMMITMENTS OF ALL LENDERS. EACH LENDER AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN ANY OF THE LOAN DOCUMENTS AND WITHOUT THE PRIOR WRITTEN CONSENT OF THE REQUIRED LENDERS, IT WILL NOT TAKE ANY LEGAL ACTION OR INSTITUTE ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY WITH RESPECT TO ANY OF THE OBLIGATIONS OR COLLATERAL, OR ACCELERATE OR OTHERWISE ENFORCE ITS PORTION OF THE OBLIGATIONS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO LENDER MAY EXERCISE ANY RIGHT THAT IT MIGHT OTHERWISE HAVE UNDER APPLICABLE LAW TO CREDIT BID AT FORECLOSURE SALES, UNIFORM COMMERCIAL CODE SALES OR OTHER SIMILAR SALES OR DISPOSITIONS OF ANY OF THE COLLATERAL EXCEPT AS AUTHORIZED BY THE REQUIRED LENDERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS SECTION OR ELSEWHERE HEREIN, EACH LENDER SHALL BE AUTHORIZED TO TAKE SUCH ACTION TO PRESERVE OR ENFORCE ITS RIGHTS AGAINST ANY LOAN PARTY WHERE A DEADLINE OR LIMITATION PERIOD IS OTHERWISE APPLICABLE AND WOULD, ABSENT THE TAKING OF SPECIFIED ACTION, BAR THE ENFORCEMENT OF OBLIGATIONS HELD BY SUCH LENDER AGAINST SUCH LOAN PARTY, INCLUDING THE FILING OF PROOFS OF CLAIM IN ANY INSOLVENCY PROCEEDING.

11.02     Notices; Effectiveness; Electronic Communication.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)     if to a Loan Party, the Administrative Agent, the Letter of Credit Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person below, as changed pursuant to subsection (d) below:

(A)	If to Administrative Agent, Swing Line Lender or Letter of Credit Issuer:	BMO Harris Bank N.A. 111 West Monroe Street, 20th Floor Chicago, Illinois 60603 Attention: Jason M. Hoefler and William Tefft Facsimile No.: (312) 293-8532

	With a copy to:	King & Spalding LLP 1180 Peachtree Street, NE Atlanta, GA 30309 Attention: Chris D. Molen Facsimile No.: (404) 572-5135

(B)	If to a Loan Party:	Rush Enterprises, Inc., as Borrower Agent 555 IH 35 South, Suite 500 New Braunfels, Texas 78130 Attention: Steven Keller, Chief Financial Officer Facsimile No.: (830) 626-5307

With a copy to:

Rush Enterprises, Inc.

555 IH 35 South, Suite 500

New Braunfels, Texas 78130
Attention: Derrek Weaver, General Counsel

Facsimile No.: (830) 626-5307

and

Norton Rose Fulbright US LLP

300 Convent Street, Suite 2100

San Antonio, Texas 78205-3792
Attention: Daryl Lansdale

Facsimile No.: (210) 270-7205

(ii)     if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, as changed pursuant to subsection (d) below (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)     Electronic Communications. Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Article II if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the Letter of Credit Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)     Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower Agent, the Administrative Agent, the Letter of Credit Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)     Reliance by Administrative Agent, Letter of Credit Issuer and Lenders. The Administrative Agent, the Letter of Credit Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Letter of Credit Issuer, each Lender and the Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03     No Waiver; Cumulative Remedies. No failure by any Lender, the Letter of Credit Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any other Loan Party or any of them (including enforcement action with respect to any Collateral) shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Credit Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Letter of Credit Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as Letter of Credit Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law but only to the extent the Administrative Agent shall have failed to do so within a reasonable time after notice; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04     Expenses; Indemnity; Damage Waiver.

(a)       Costs and Expenses. The Borrowers shall pay all reasonable out-of-pocket expenses (including any Extraordinary Expenses) incurred by (i) the Administrative Agent, the Arranger and their Affiliates in connection with (A) this Agreement and the other Loan Documents (including without limitation the reasonable fees, charges and disbursements of (w) one counsel for the Administrative Agent, the Arranger and their Affiliates and, if there exists a conflict of interest among such Persons, one additional counsel to each group of similarly situated affected Persons, (x) appraisers and (y) field examiners), (B) the syndication of the credit facilities provided for herein, (C) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (D) the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents and efforts to preserve, protect, collect, or enforce the Collateral and (E) any workout, restructuring or negotiations in respect of any Obligations (including without limitation the reasonable fees, charges and disbursements of outside consultants for the Administrative Agent); (ii) the Letter of Credit Issuer and its Affiliates in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (including without limitation the reasonable fees, charges and disbursements of one counsel for the Letter of Credit Issuer and its Affiliates and, if there exists a conflict of interest among such Persons, one additional counsel to each group of similarly situated affected Persons); and (iii) the Credit Parties (other than the Administrative Agent, the Arranger, the Letter of Credit Issuer and any Affiliate of any of them), after the occurrence and during the continuance of an Event of Default (including without limitation the reasonable fees, charges and disbursements of one counsel for all Credit Parties (other than the Administrative Agent, the Arranger, the Letter of Credit Issuer and any Affiliate of any of them) and, if there exists a conflict of interest among such Persons, one additional counsel to each group of similarly situated affected Persons).

(b)       Indemnification by the Borrowers. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each other Credit Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold harmless each Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one counsel for all Indemnitees and, if there exists a conflict of interest among such Persons, one additional counsel to each group of similarly situated affected Persons), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Persons only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 4.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Controlled Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the generality of the foregoing, the indemnity obligations of the Loan Parties, as set forth in this Section 11.04 shall apply in respect of any special, indirect, incidental, consequential, exemplary or punitive damages that may be awarded against any Indemnitee in connection with a claim by a third party unaffiliated with such Indemnitee.

(c)       Indemnification of Administrative Agent by Lenders. To the extent that (i) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by any of them, or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are be imposed on, incurred by, or asserted against, the Administrative Agent, the Letter of Credit Issuer or a Related Party (an “Agent Indemnitee”) in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent Indemnitee in connection therewith (collectively, “Agent Indemnitee Liabilities”), then each Lender severally agrees to pay to the Administrative Agent for the benefit of such Agent Indemnitee, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such Agent Indemnified Liabilities, so long as the Agent Indemnitee Liabilities were incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Letter of Credit Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).   In no event shall any Lender have any obligation hereunder to indemnify or hold harmless an Agent Indemnitee with respect to any Agent Indemnitee Liabilities that are determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Agent Indemnitee. In the Administrative Agent’s discretion, it may reserve for any Agent Indemnitee Liabilities of an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to the Credit Parties. If the Administrative Agent is sued by any creditor representative, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by the Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to the Administrative Agent by each Lender to the extent of its Ratable Share thereof, but not in excess of an amount equal to the sum of (A) the amount of such allegedly preferential or fraudulent payment that was actually received by such Lender plus (B) such lender’s Ratable Share of such interest, costs and expenses.

(d)       Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither the Loan Parties, any Indemnitee nor any Agent Indemnitee shall assert, and each Loan Party, Indemnitee and Agent Indemnitee hereby waives, any claim against any Loan Party, Indemnitee or Agent Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)       Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)        Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Letter of Credit Issuer and the Swing Line Lender, the replacement of any Lender and the occurrence of the Facility Termination Date.

11.05     Marshalling; Payments Set Aside. None of the Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. To the extent that any payment by or on behalf of any Loan Party is made to a Credit Party, or a Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Letter of Credit Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Letter of Credit Issuer under clause (b) of the preceding sentence shall survive the occurrence of the Facility Termination Date.

11.06     Successors and Assigns.

(a)       Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Persons of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in Letter of Credit Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts. Except in the case of (A) an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or (B) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)     Required Consents. No consent shall be required for any assignment to an Eligible Assignee except to the extent required by subsection (b)(i)(B) of this Section; provided that the Borrower Agent shall be deemed to have given the consent required in the definition of “Eligible Assignee” to such assignment if Borrower Agent has not, on behalf of all Borrowers, responded in writing within ten (10) Business Days of a request for consent.

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)     No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrowers or any of a Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Agent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Credit Loan Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)     Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes) (in such capacity, subject to Section 11.17), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Loan Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Letter of Credit Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

If any Lender (or any Assignee thereof) sells a participation, such Lender (or such assignee) shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender (nor any assignee thereof) shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (or any Assignee thereof) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)     Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Agent’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Loan Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)     Resignation as Letter of Credit Issuer and/or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time BMO assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, it may, (i) upon 30 days’ notice to the Borrower Agent and the Lenders, resign as Letter of Credit Issuer and/or (ii) upon 30 days’ notice to the Borrower Agent, resign as Swing Line Lender. In the event of any such resignation as Letter of Credit Issuer or Swing Line Lender, the Borrower Agent shall be entitled to appoint from among the Lenders willing to serve in such capacity a successor Letter of Credit Issuer or Swing Line Lender hereunder, as the case may be; provided, however, that no failure by the Borrower Agent to appoint any such successor shall affect the resignation of BMO as Letter of Credit Issuer or Swing Line Lender, as the case may be. If BMO resigns as Letter of Credit Issuer, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If BMO resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Letter of Credit Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer or Swing Line Lender, as the case may be, and (b) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such successor or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of such Letter of Credit Issuer with respect to such Letters of Credit.

11.07     Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or Credit Product Arrangement or any action or proceeding relating to this Agreement or any other Loan Document or Credit Product Arrangement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrower Agent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Credit Parties or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to a Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to any Credit Party on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, any information not marked “PUBLIC” at the time of delivery will be deemed to be confidential; provided that any information marked “PUBLIC may also be marked “Confidential”. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

Each of the Loan Parties hereby authorizes the Administrative Agent to publish the name of any Loan Party and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which the Administrative Agent elects to publish. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.08     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, only after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Letter of Credit Issuer, irrespective of whether or not such Lender or the Letter of Credit Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or the Letter of Credit Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender or its Affiliate (as applicable) from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or its Affiliates as to which such right of setoff was exercised. The rights of each Lender, the Letter of Credit Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have. Each Lender and the Letter of Credit Issuer agrees to notify the Borrower Agent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Obligations hereunder.

11.10     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11     Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Further, the provisions of Sections 3.01, 3.04, 3.05 and 11.04 and Article X shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any obligations that could reasonably be expected to thereafter arise with respect to Credit Product Obligations.

11.12     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Letter of Credit Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13     Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, or if any Lender fails to approve any amendment, waiver or consent requested by Borrower Agent pursuant to Section 11.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender, then in each such case the Borrower Agent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)     the Borrower Agent shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower Agent (in the case of all other amounts);

(c)     in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)     in the case of any such assignment resulting from the refusal of a Lender to approve a requested amendment, waiver or consent, the Person to whom such assignment is being made has agreed to approve such requested amendment, waiver or consent; and

(e)     such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14     Governing Law; Jurisdiction; Etc.

(a)     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)     EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LETTER OF CREDIT ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)     EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 11.14 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(d)     EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16     Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17     USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the PATRIOT Act.

11.18     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Credit Parties are arm’s-length commercial transactions between each Loan Party, on the one hand, and the Credit Parties, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (ii) (A) each Credit Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person and (B) no Credit Party has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iii) the Credit Parties may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Credit Party has any obligation to disclose any of such interests to any Loan Party or its Affiliates and (iv) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against any Credit Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19     Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein; except, that, in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.20     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-in Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XII
CONTINUING GUARANTY

12.01     Guarantee of the Obligations. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations (other than Excluded Swap Obligations), whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Credit Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Credit Parties in connection with the collection or enforcement thereof) (the “Guaranteed Obligations”). The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor absent manifest error, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations absent manifest error. This Guarantee shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guarantee, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

12.02     Rights of Lenders. Each Guarantor consents and agrees that the Credit Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guarantee or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the Letter of Credit Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of any Guarantor under this Guarantee or which, but for this provision, might operate as a discharge of any Guarantor.

12.03     Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Credit Party) of the liability of the Borrowers; (b) any defense based on any claim that any Guarantor’s obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrowers, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Credit Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Credit Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guarantee or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

12.04     Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guarantee whether or not any Borrower or any other person or entity is joined as a party.

12.05     Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guarantee until the Facility Termination Date. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Credit Parties to reduce the amount of the Obligations, whether matured or unmatured.

12.06     Termination; Reinstatement. This Guarantee is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guarantee shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Credit Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Credit Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Credit Parties are in possession of or have released this Guarantee and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guarantee.

12.07     Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to each Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to any Guarantor as subrogee of the Credit Parties or resulting from any Guarantor’s performance under this Guarantee, to the Payment in Full of all Guaranteed Obligations. If the Credit Parties so request, any such obligation or indebtedness of the Borrowers to any Guarantor shall be enforced and performance received by any Guarantor as trustee for the Credit Parties and the proceeds thereof shall be paid over to the Credit Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guarantee.

12.08     Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrowers under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by the Credit Parties.

12.09     Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as each Guarantor requires, and that none of the Credit Parties has any duty, and no Guarantor is relying on the Credit Parties at any time, to disclose to any Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (each Guarantor waiving any duty on the part of the Credit Parties to disclose such information and any defense relating to the failure to provide the same).

12.10     Keepwell. Each Guarantor that is a Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.10, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Guarantor that is a Qualified ECP Guarantor under this Section shall remain in full force and effect until the Guaranteed Obligations have been paid in full in cash. Each Guarantor that is a Qualified ECP Guarantor intends that this Section 12.10 constitute, and this Section 12.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

12.11     Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Article 12 shall be limited to an amount not to exceed as of any date of determination the amount that could be claimed by the Administrative Agent and the Credit Parties from such Guarantor under this Article 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

[Remainder of page is intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

RUSH TRUCK CENTERS OF ALABAMA, INC.
RUSH TRUCK CENTERS OF ARIZONA, INC.
RUSH TRUCK CENTERS OF CALIFORNIA, INC.
RUSH MEDIUM DUTY TRUCK CENTERS OF COLORADO, INC.
RUSH TRUCK CENTERS OF COLORADO, INC.
RUSH TRUCK CENTERS OF FLORIDA, INC.
RUSH TRUCK CENTERS OF GEORGIA, INC.
RUSH TRUCK CENTERS OF NEW MEXICO, INC.
RUSH TRUCK CENTERS OF OKLAHOMA, INC.
RUSH TRUCK CENTERS OF TENNESSEE, INC.
RUSH TRUCK CENTERS OF NORTH CAROLINA, INC.
RUSH TRUCK CENTERS OF IDAHO, INC.
RUSH TRUCK CENTERS OF UTAH, INC.
RUSH TRUCK CENTERS OF OHIO, INC.
RUSH TRUCK CENTERS OF KANSAS, INC.
RUSH TRUCK CENTERS OF MISSOURI, INC.
RUSH TRUCK CENTERS OF VIRGINIA INC.
RUSH TRUCK CENTERS OF INDIANA INC.
RUSH TRUCK CENTERS OF ILLINOIS INC.
RUSH TRUCK CENTERS OF NEVADA, INC.
RUSH TRUCK CENTERS OF KENTUCKY, INC.
RIG TOUGH, INC.
LOS CUERNOS, INC.
AIRUSH, INC.
RUSH TRUCK LEASING, INC.
RUSH ADMINISTRATIVE SERVICES, INC.

By:	/s/ W.M. “Rusty” Rush
Name:	W.M. “Rusty” Rush
Title:	President and Chief Executive Officer of each of the foregoing entities

RUSH TRUCK CENTERS OF TEXAS, L.P.

By: Rushtex, Inc., a Delaware corporation

By:	/s/ W.M. “Rusty” Rush
Name:	W.M. “Rusty” Rush
Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

HOLDINGS:

RUSH ENTERPRISES, INC.,
as Borrower Agent and a Guarantor

By:	/s/ W.M. “Rusty” Rush
Name:	W.M. “Rusty” Rush
Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:

BMO HARRIS BANK N.A.,
as Administrative Agent

By:	/s/ Jason Hoefler
Name:	Jason Hoefler
Title:	Managing Director

[Signature Page to Credit Agreement]

LENDERS:

BMO HARRIS BANK N.A.,
as a Lender, Letter of Credit Issuer and
Swing Line Lender

By:	/s/ Jason Hoefler
Name:	Jason Hoefler
Title:	Managing Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Susan S. Jarboe
Name:	Susan S. Jarboe
Title:	Senior Vice President

[Signature Page to Credit Agreement]

MASSMUTUAL ASSET FINANCE LLC,
as a Lender

By:	/s/ David Coutu
Name:	David Coutu
Title:	President

[Signature Page to Credit Agreement]

NYCB SPECIALTY FINANCE COMPANY, LLC, A WHOLLY OWNED SUBSIDIARY OF NEW YORK COMMUNITY BANK,
as a Lender

By:	/s/ Mark C. Mazmanian
Name:	Mark C. Mazmanian
Title:	Senior Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Jeffrey Brouillard
Name:	Jeffrey Brouillard
Title:	Senior Vice President

[Signature Page to Credit Agreement]

FROST BANK,
as a Lender

By:	/s/ Lane Allen
Name:	Lane Allen
Title:	Senior Vice President

[Signature Page to Credit Agreement]